                                                               EXHIBIT 3.7(a)

MANAGEMENT'S DISCUSSION & ANALYSIS


     TABLE OF CONTENTS

     Consolidated Operating Results                   18
            Net income
            Total assets under administration
            Policy liabilities
            Commercial paper and other loans
            Capital stock and surplus
            Financial strength
            Risk management and control practices

     Canada                                           25
            Net income
            Premiums and deposits
            Assets
            Business segments

     United States                                    42
            Net income
            Premiums and deposits
            Assets
            Business segments

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Management's Discussion and Analysis (MD&A) presents management's view of the financial position and performance of Great-West Lifeco Inc. (Lifeco) in 2001 compared with 2000. The MD&A provides an overall discussion, followed by analyses of the performance of its two major subsidiaries, The Great-West Life Assurance Company (Great-West) and Great-West Life & Annuity Insurance Company (GWL&A).

BUSINESSES

Through Great-West and its major subsidiary London Life Insurance Company (London Life) in Canada and GWL&A in the United States, a wide range of life and health insurance, and retirement and investment products are sold to individuals, businesses and other private and public organizations. As well, as part of Canadian operations, Great-West offers specialty reinsurance products and general insurance products in specific niche markets through its subsidiaries, London Reinsurance Group Inc. and London Guarantee Insurance Company.

Lifeco currently has no other holdings and carries on no business or activities unrelated to its holdings in Great-West, GWL&A and their subsidiaries. Lifeco is not restricted to investing in the shares of Great-West, GWL&A and their subsidiaries and may make other investments in the future.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about future operations, financial results, objectives and strategies of the Company. Forward-looking statements are typically identified by the words "believe", "expect", "anticipate", "intend", "estimate" and other similar expressions.

These statements are necessarily based on estimates and assumptions that are subject to risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially due to a variety of factors, including legislative or regulatory developments, competition, technological change, global capital market activity, interest rates and general economic conditions in Canada, North America or internationally.

These and other such factors should be taken into consideration when reading the Company's forward-looking statements.

TRANSLATION OF UNITED STATES DOLLARS

Throughout this report, United States dollar assets and liabilities are translated into Canadian dollars at the market rate at December 31 for the respective years. All income and expense items are translated at an average rate for the year. The rates employed are:

YEARS ENDED DECEMBER 31             BALANCE SHEET      OPERATIONS
-----------------------             -------------      ----------
2001                                $      1.5930      $   1.5490
2000                                       1.5000          1.4853
1999                                       1.4433          1.4856

The effective rate for the translation of GWL&A's net income reflects the translation of U.S. dollar operations at the average daily rate for the period, together with realized gains and losses associated with forward foreign exchange contracts used to manage the translation volatility. For the period ended December 31, 2001, excluding charges related to Alta, the effective rate was $1.4858 ($1.5135 for the period ended December 31, 2000).

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  17

2001 CONSOLIDATED OPERATING RESULTS

   SELECTED CONSOLIDATED FINANCIAL INFORMATION
   (IN $ MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(IN $ MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                   2001                                2000
                                              ---------------------------------   ---------------------------------------------
                                                CANADA       U.S.       TOTAL      Canada        U.S.       Total     % Change
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
FOR THE YEAR
   Premiums:
      Life insurance, guaranteed annuities
        and insured health products           $   3,996   $   3,026   $   7,022   $   3,748   $   3,350   $   7,098          -1%
      Reinsurance and property and casualty       3,455           -       3,455       2,878           -       2,878          20%
   Self-funded premium equivalents
      (ASO contracts)(1)                          1,238       8,861      10,099       1,102       7,695       8,797          15%
   Segregated funds deposits:(1)
      Individual products                         1,586       1,369       2,955       1,817         959       2,776           6%
      Group products                              1,045       3,650       4,695       1,673       3,652       5,325         -12%
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Total premiums and deposits                $  11,320   $  16,906   $  28,226   $  11,218   $  15,656   $  26,874           5%
                                              =========   =========   =========   =========   =========   =========   =========
   Fee and other income                             391       1,467       1,858         346       1,295       1,641          13%
   Paid or credited to policyholders              8,308       3,722      12,030       7,423       3,951      11,374           6%
   Net income attributable to:
      Preferred shareholders                         30           1          31          31           -          31           -
      Common shareholders                           249         266         515         257         386         643         -20%
   Adjustments(2)                                    73         165         238           -           -           -           -
   Adjusted net income common
     shareholders(2)                                322         431         753         257         386         643          17%

-------------------------------------------------------------------------------------------------------------------------------
   Return on common shareholders'equity:
   Net income                                                              13.7%                               18.6%
   Adjusted net income(2)                                                  19.4%                               18.6%
-------------------------------------------------------------------------------------------------------------------------------

   PER COMMON SHARE
   Basic earnings                                                     $   1.387                           $   1.722         -19%
   Diluted earnings                                                       1.365                               1.674         -18%
   Adjustments(2)                                                         0.643                                   -           -
   Adjusted basic earnings                                                2.030                               1.722          18%
   Dividends paid                                                         0.780                               0.650          20%
   Book value                                                             10.47                                9.81           7%
-------------------------------------------------------------------------------------------------------------------------------

   AT DECEMBER 31
   Total assets                               $  34,690   $  24,469   $  59,159   $  33,127   $  22,627   $  55,754           6%
   Segregated funds assets(1)                    19,093      19,774      38,867      18,682      18,477      37,159           5%
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Total assets under administration          $  53,783   $  44,243   $  98,026   $  51,809   $  41,104   $  92,913           6%
                                              =========   =========   =========   =========   =========   =========   =========
   Capital stock and surplus                                          $   4,397                           $   4,180           5%

   (1) SEGREGATED FUNDS DEPOSITS AND SELF-FUNDED PREMIUM EQUIVALENTS (ASO CONTRACTS)
       THE FINANCIAL STATEMENTS OF A LIFE INSURANCE COMPANY DO NOT INCLUDE THE ASSETS, LIABILITIES, DEPOSITS AND WITHDRAWALS OF SEGREGATED FUNDS OR THE CLAIMS PAYMENTS RELATED TO ADMINISTRATIVE SERVICES ONLY (ASO) GROUP HEALTH CONTRACTS. HOWEVER, THE COMPANY DOES EARN FEE AND OTHER INCOME RELATED TO THESE CONTRACTS.
       SEGREGATED FUND BUSINESS IS AN OPTION OFFERED UNDER AN INSURANCE ANNUITY CONTRACT, WHERE THE BENEFIT AMOUNT IS DIRECTLY LINKED TO THE MARKET VALUE OF THE INVESTMENTS HELD IN THE PARTICULAR SEGREGATED ACCOUNT. THE CONTRACTUAL ARRANGEMENTS ARE SUCH THAT THE SEGREGATED FUND CONTRACT HOLDER BEARS THE RISKS AND REWARDS OF THE ACCOUNT'S INVESTMENT PERFORMANCE APART FROM DEATH AND MATURITY BENEFIT GUARANTEES. ASO GROUP HEALTH CONTRACTUAL AGREEMENTS ARE THOSE WHERE THE COMPANY PROVIDES ADMINISTRATIVE AND CLAIM PAYING SERVICES FOR CLIENTS, AND UNDER THESE ARRANGEMENTS, THE CLIENT BEARS SOME OR ALL OF THE CLAIM RISK. THE SELF-FUNDED PREMIUM EQUIVALENTS GENERALLY REPRESENT CLAIMS PAID UNDER THESE CONTRACTS WHICH APPROXIMATE THE ADDITIONAL PREMIUMS THAT WOULD HAVE BEEN EARNED IF THESE CONTRACTS HAD BEEN WRITTEN AS TRADITIONAL RISK PROGRAMS.
       BOTH SEGREGATED FUND AND ASO CONTRACTS ARE AN IMPORTANT ASPECT
       OF THE OVERALL BUSINESS OF THE COMPANY AND SHOULD BE CONSIDERED WHEN COMPARING VOLUMES, SIZE AND TRENDS.

   (2) IN ADDITION TO NET INCOME (CANADIAN GAAP BASIS), ADJUSTED NET INCOME IS PRESENTED FOR INFORMATION. 2001 ADJUSTMENTS INCLUDE:
       (a) A CHARGE OF $73 MILLION AFTER-TAX OR $0.199 PER COMMON SHARE FROM THE
           EVENTS OF SEPTEMBER 11, 2001, RELATED TO THE REINSURANCE BUSINESS.
       (b) SPECIAL CHARGES OF $133 MILLION PLUS RELATED OPERATING LOSSES OF $32
           MILLION FOR A TOTAL OF $165 MILLION AFTER-TAX OR $0.444 PER COMMON
           SHARE, BOTH RELATED TO ALTA HEALTH & LIFE INSURANCE COMPANY (ALTA), AN INDIRECT WHOLLY-OWNED SUBSIDIARY AND PART OF THE COMPANY'S UNITED STATES EMPLOYEE BENEFITS SEGMENT.

       18  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   QUARTERLY FINANCIAL INFORMATION
   (IN $ MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                                                ADJUSTED
                                                                 NET INCOME -                  NET INCOME -
                                                             COMMON SHAREHOLDERS           COMMON SHAREHOLDERS
                                                TOTAL        -------------------           -------------------
                                               REVENUE      TOTAL     BASIC PER SHARE     TOTAL     BASIC PER SHARE
                                              ---------   ---------   ---------------   ---------   ---------------
   2001    Fourth quarter                     $   4,286   $     189      $   0.510      $     190      $   0.514
           Third quarter                          3,922         124          0.334            197          0.533
           Second quarter                         4,051          36          0.097            200          0.537
           First quarter                          3,789         166          0.446            166          0.446

   2000    Fourth quarter                     $   4,242   $     174      $   0.468      $     174      $   0.468
           Third quarter                          3,705         164          0.440            164          0.440
           Second quarter                         3,728         164          0.438            164          0.438
           First quarter                          3,591         141          0.376            141          0.376

NET INCOME

   Lifeco's net income attributable to common shareholders on an adjusted basis was $753 million or $2.030 per share for the twelve months ended December 31, 2001, an increase of 18% over 2000. The 2001 adjusted results do not include two specific non-recurring charges, comprised of a third-quarter claims provision in Canadian Operations of $73 million from the events of September 11, 2001, and a second-quarter charge of $165 million in United States Operations associated with Alta Health and Life Insurance Company (Alta).

   These adjustments represent $0.199 per common share and $0.444 per common share, respectively. For the fourth quarter of 2001, net income attributable to common shareholders was $190 million or $0.514 per share, compared to $174 million or $0.468 per share in 2000.

   Including the two non-recurring charges, net income attributable to common shareholders for the twelve months ended December 31, 2001 was $515 million or $1.387 per share, compared with $643 million or $1.722 per share in 2000.

   NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS - GEOGRAPHIC
   (IN $ MILLIONS)

                                                                                          ADJUSTED
                                                           NET INCOME                    NET INCOME
                                              ----------------------------------   -----------------------
                                                2001         2000      % Change      2001        % Change
                                              ---------    ---------  ----------   ---------     ---------
   CANADIAN SEGMENT
   GREAT-WEST
       Total common shareholder earnings      $     258(1) $     268          -4%  $     331            24%
       Portion of Lifeco Corporate earnings          (9)         (11)                     (9)
                                              ---------    ---------  ----------   ---------     ---------
           Total Canadian segment                   249          257          -3%        322            25%
                                              ---------    ---------  ----------   ---------     ---------
   UNITED STATES SEGMENT
   GWL&A
       Total common shareholder earnings
           - U.S. $                           $     186(2)       255         -27%  $     292            15%
           - Translation                             83          131                     142
       Portion of Lifeco Corporate earnings          (3)           -                      (3)
                                              ---------    ---------  ----------   ---------     ---------
           Total U.S. segment                       266          386         -31%        431            12%
                                              ---------    ---------  ----------   ---------     ---------
   TOTAL LIFECO                               $     515    $     643         -20%  $     753            17%
                                              =========    =========  ==========   =========     =========

   (1) INCLUDES CHARGE OF $73 MILLION FOR EVENTS OF SEPTEMBER 11, 2001.
   (2) INCLUDES ALTA SPECIAL CHARGES AND OPERATING LOSSES OF U.S. $106 MILLION.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  19

   For Lifeco's Canadian Operations, adjusted consolidated net income attributable to common shareholders for the twelve months ended December 31, 2001 was up 25% to $322 million, compared to a year ago. This Canadian adjusted result excludes a third-quarter charge of $73 million related to reinsurance claims provisions from the events of September 11, 2001.

   Including the September 11, 2001 charge, Canadian consolidated net income of Lifeco attributable to common shareholders was $249 million, compared to $257 million a year ago. For the fourth quarter of 2001, net income was $85 million, compared to $68 million in 2000.

   For Canadian Operations, the increase in net income in 2001 reflected growth in fee income, strong investment performance, and favourable mortality and morbidity experience.

   In the United States for the twelve months ended December 31, 2001, GWL&A's adjusted net operating income increased 15% to U.S. $292 million. Translated to Canadian dollars, Lifeco's United States consolidated net income was $431 million, compared to $386 million a year ago, an increase of 12%. The United States adjusted results, above, do not include a non-recurring charge of $133 million after-tax or operating losses of $32 million recognized in the second quarter of 2001, both associated with Alta, a wholly-owned subsidiary of GWL&A.

   GWL&A's net operating income, including Alta charges, was U.S. $186 million for the twelve months ended December 31, 2001. Translated to Canadian dollars, Lifeco's United States consolidated net income was $266 million. For the fourth quarter, GWL&A's net operating income increased 2% to U.S. $72 million. Translated to Canadian dollars, Lifeco's United States consolidated net income was $105 million, compared to $106 million a year ago.

   The earnings result from United States operations was due to a combination of favourable individual mortality and increased expense recoveries, offset by unfavourable group morbidity experience, particularly in the small case market.

   PREMIUMS AND DEPOSITS

   Overall, premiums and deposits increased 5% over 2000. Within this result, traditional life and annuity premiums were down 1%, reinsurance and property and casualty up 20%, and fee-based products up 5%. The growth in fee-based products reflects the emphasis on, and success of, the Company's expansion in the segregated fund markets in both Canada and the United States, as well as in the Group administrative services only (ASO) market, particularly in the United States.

   At December 31, 2001, 63% of premium revenue is from fee-based products (63% in 2000) rather than the traditional risk-based contracts.

   In Canada, 23% of premium revenue is from segregated funds products, and fee-based products account for 34% of premium revenue in total.

   In the United States, fee-based products account for 82% of premium revenue, of which ASO business represented 52%.

   [CHART]

   Premiums - insurance, annuities, insured health products and reinsurance and property and casualty 37% (37%)

   Self-funded premium equivalents (ASO contracts) 36% (33%)

   Segregated funds deposits 27% (30%)

   2000 FIGURES ARE SHOWN IN BRACKETS


   FEE AND OTHER INCOME

   Overall, fee income was up 13% over 2000 (13% in both Canada and the United States) due mainly to the increase in segregated funds assets in Canada and the increase in ASO business in the United States.

   [CHART]

   Group health ASO contracts 63% (62%)

   Segregated funds 30% (32%)

   Other fee income 7% (6%)

   2000 FIGURES ARE SHOWN IN BRACKETS


   PAID OR CREDITED TO POLICYHOLDERS - TOTAL

   The amount paid or credited to policyholders increased 6% from 2000 levels, however that amount only includes guaranteed contracts and does not include benefit payments related to ASO or segregated funds products.

   [CHART]

   Policyholder benefits 82% (86%)

   Policyholder dividends and experience refunds 9% (9%)

   Increase in actuarial liabilities 9% (5%)

   2000 FIGURES ARE SHOWN IN BRACKETS

       20  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

TOTAL ASSETS UNDER ADMINISTRATION

   Total assets under administration increased 6% in 2001 to $98.0 billion, an increase of $5.1 billion.

   General funds assets increased 6% overall, while segregated funds assets increased 5%. In Canada, general funds assets increased 5% and segregated funds assets increased 2%, reflecting the market conditions during the period.

   In the United States, general funds assets increased 2% from 2000 levels in U.S. currency, and on a translated Canadian dollar basis, increased 8%. Segregated funds were up 1% in U.S. currency, but reflected a 7% increase after translation to Canadian dollars, compared to the previous year.

   ASSET QUALITY

   At December 31, 2001, exposure to mortgage loans and real estate was 19% of invested assets, a decrease of 1% from the end of 2000.

   The Company's exposure to non-investment grade bonds was 1.9% of the portfolio at the end of 2001, up slightly from 1.2% at December 31, 2000.

   Non-performing investments, including bonds in default, mortgages in the process of foreclosure or in arrears 90 days or more, and real estate acquired by foreclosure, totalled $187 million or 0.4% of portfolio investments at December 31, 2001, compared with $72 million or 0.2% a year earlier. The Company's allowance for credit losses at December 31, 2001 was $146 million, compared with $147 million at year-end 2000.

   Additional provisions for future credit losses on assets backing actuarial liabilities are included in actuarial liabilities and amounted to $423 million at December 31, 2001 ($378 million at December 31, 2000).

   The combination of the allowance for credit losses of $146 million, together with the $423 million provision for future credit losses in actuarial liabilities represents 1.3% of bond, mortgage and real estate assets at December 31, 2001 (1.3% at December 31, 2000).

       ASSET DISTRIBUTION

       DECEMBER 31 (IN $ MILLIONS)                     2001                       2000
                                              ----------------------    -----------------------
       Government bonds                       $  11,136           22%   $     9,349          20%
       Corporate bonds                           21,445           42         20,977          44
       Mortgages                                  8,369           17          8,787          18
       Stocks                                     1,379            3          1,133           2
       Real estate                                1,272            2          1,212           2
                                              ---------                 -----------
           Sub-total portfolio investments       43,601                      41,458
       Cash & certificates of deposit               837            2            740           2
       Policy loans                               6,213           12          5,583          12
                                              ---------       ------    -----------      ------
       Total invested assets                  $  50,651          100%   $    47,781         100%
                                              =========       ======    ===========      ======

POLICY LIABILITIES

   REFERENCE IS MADE TO NOTE 5 OF THE LIFECO FINANCIAL STATEMENTS, ACTUARIAL LIABILITIES, WHICH PRESENTS THE COMPOSITION, NATURE, CHANGES, ASSUMPTIONS AND RISK MANAGEMENT ISSUES ASSOCIATED WITH THIS SIGNIFICANT BALANCE SHEET ITEM.

   Actuarial liabilities represent the amounts which, together with estimated future premiums and investment income, will be sufficient to pay estimated future benefits, dividends, and expenses on policies in force. Actuarial liabilities are determined using generally accepted actuarial practices, according to standards established by the Canadian Institute of Actuaries.

   Asset and liability cash flows are carefully matched to minimize the financial effects of a shift in interest rates. This practice has been in effect for several years and has shielded the Company's financial position from past significant interest rate volatility.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  21

COMMERCIAL PAPER AND OTHER LOANS

   During the year, the Company issued $200 million of 6.74% debentures due November 24, 2031. The proceeds were invested in Great-West 6.74% debentures due November 24, 2036.

   As described in note 6 to the financial statements, the Company now has $400 million of debentures issued in Canada, and $279 million of capital securities issued in the United States through its subsidiary, GWL&A.

CAPITAL STOCK AND SURPLUS

   During 2001, the Company paid dividends of $0.78 per common share for a total of $289 million and preferred share dividends of $31 million. This represents an increase in common share dividends paid of 20%, compared to 2000.

   During 2000 and 2001, through a wholly-owned subsidiary, the Company purchased 9,623,809 Series L 5.20% Non-Cumulative Preferred Shares of Great-West at a purchase price of $23.00 per share for an aggregate purchase price of $221 million. In December 2001, the Company conveyed this wholly-owned subsidiary to Great-West in exchange for 21,363 common shares of Great-West.

   In November 2001, the Company announced a further normal course issuer bid commencing December 1, 2001 and terminating November 30, 2002. During the course of this bid, the Company may purchase up to but not more than 6,000,000 shares for cancellation.

   In 2001, through the normal course issuer bid process, 4,838,400 common shares were purchased for cancellation at a cost of $164 million or $33.93 per share.

   These activities, coupled with the strong earnings from Canadian and U.S. operations, resulted in capital and surplus increasing 5% to $4.4 billion.

FINANCIAL STRENGTH

   The Office of the Superintendent of Financial Institutions Canada (OSFI) has specified a capital measurement basis for life insurance companies operating in Canada, known as the Minimum Continuing Capital and Surplus Requirements (MCCSR). Great-West's MCCSR ratio at the end of 2001 was 199% (196% at the end of 2000). London Life's MCCSR ratio at the end of 2001 was 208% (199% at the end of 2000).

   GWL&A is subject to comprehensive state and federal regulation and supervision throughout the United States. The National Association of Insurance Commissioners has adopted risk-based capital rules and other financial ratios for U.S. life insurance companies. Based on GWL&A's statutory financial reports, it has risk-based capital well in excess of that required and was within the usual ranges of all ratios.

   On October 5, 2001, Moody's Investors Service confirmed the ratings of the Company's wholly-owned subsidiaries, Great-West and GWL&A and their affiliates, but changed its rating outlook from stable to negative. The change in outlook reflects Moody's assessment of the uncertainty inherent in gross and net reinsurance loss estimates in connection with the events of September 11, 2001.

   On October 12, 2001, A.M.Best Co. downgraded the financial strength rating of London Life Reinsurance Company (LLRC) from A+ (Superior) to A (Excellent). LLRC, a wholly-owned subsidiary of London Reinsurance Group (LRG), conducts LRG's life and annuity reinsurance business, based in Blue Bell, Pennsylvania. The rating action aligns LLRC's rating with the A (Excellent) ratings currently assigned by A.M. Best to LRG's other operating companies, London Life & Casualty Reinsurance Corporation (St. Michael, Barbados) and London Life & General Reinsurance Company Limited (Dublin, Ireland).

   All other financial ratings were reaffirmed by the rating agencies.

   RATINGS OF MAJOR SUBSIDIARIES

   Rating Agency                           Measurement                                                 Ratings
   -------------------------------------   -------------------------------   --------------------------------------------------
                                                                                              Great-         London
                                                                              Lifeco          West            Life      GWL&A
                                                                             --------       ----------      --------  ---------
   A.M.Best Company                        Financial Condition and
                                             Operating Performance                              A++*          A++*       A++*
   Dominion Bond Rating Service            Claims Paying Ability                               IC-1*         IC-1*
                                           Debt Rating                       AA (low)
   Fitch Ratings                           Insurer Financial Strength                           AAA*          AAA*       AAA*
   Moody's Investors Service               Insurance Financial Strength                         Aa2           Aa2        Aa2
   Standard & Poor's Corporation           Insurer Financial Strength                           AA+           AA+        AA+
                                           Debt Rating                         AA-

   * HIGHEST RATING AVAILABLE

       22  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

RISK MANAGEMENT AND CONTROL PRACTICES

   RISKS ASSOCIATED WITH POLICY LIABILITIES

   Insurance companies are in the business of assuming and managing risk. Depending on the product being offered, the risks vary. Products are priced for target levels of return, and as experience unfolds pricing assumptions are validated and profit emerges in each accounting period. Policy liabilities reflect reasonable expectations about future risk events, together with a margin. Although pricing on some products is guaranteed throughout the life of the contract, policy liability valuation requires updated assumptions to reflect emerging experience results. In this way, the balance sheet reflects the current outlook for policyholder obligations.

   The significant risks and related monitoring and control practices of Lifeco's operating companies are:

   MORTALITY AND MORBIDITY RISK

   Many products provide benefits in the event of death. Benefits due to disabling conditions and medical or dental costs are also important product features. Research and analysis is continuously ongoing to provide the basis for pricing and valuation assumptions which properly reflect the markets where the Company is active.

   PERSISTENCY (POLICY TERMINATION) RISK

   Products are priced and valued to reflect the expected duration of contracts. This risk is important for expense recovery (higher costs are incurred in early contract years) and for long-term level premium products where costs increase by age and pricing assumes that some policyholders will discontinue their coverage. Annual research studies support pricing and valuation assumptions for this persistency risk.

   INVESTMENT YIELD RISK

   Products are priced and valued based on the investment returns available on assets which back up the policy liabilities. Effective and continual communication between pricing, valuation and investment management is required to control this risk. Investment policies have been approved by the Boards of Directors of each operating company. These policies provide guidance on the mix of assets allowable for each product segment. Yield rates are derived from the actual mix of assets put in place.

   Products with longer term cash flows and pricing guarantees carry more risk. Both pricing and valuation react to this risk by requiring higher margins where there is less yield certainty.

   REINSURANCE RISK

   Products with mortality and morbidity risks have specific limits of Company retention approved by the Boards of Directors on the recommendation of the Actuary. These limits are reviewed and updated from time to time. The Company also takes advantage of financial risk transfer through reinsurance to enhance earnings. Companies providing reinsurance are reviewed for financial soundness as part of the ongoing monitoring process. The Company is also protected from catastrophic events through purchased coverage.

   FOR ADDITIONAL INFORMATION ON THESE RISKS, REFER TO NOTE 5(d), 5(e), AND 5(f) OF THE LIFECO FINANCIAL STATEMENTS.

   RISKS ASSOCIATED WITH INVESTED ASSETS

   The Company acquires and manages portfolios of assets to produce risk-adjusted returns in support of policyholder obligations and corporate profitability.

   The Boards of Directors or the Executive Committees and the Investment and Credit Committees of the Boards of Directors annually approve Investment & Lending Policies, as well as Procedures and Guidelines. A comprehensive report on compliance with these policies and guidelines is presented to the Boards of Directors or Investment and Credit Committees annually, and the Internal Audit department conducts an independent review of compliance with investment policies, procedures and guidelines on a periodic basis.

   The significant risks associated with invested assets that the Company manages, monitors and controls are outlined below.

   INTEREST RATE RISK - GREAT-WEST

   Interest rate risk exists if asset and liability cash flows are not closely matched and interest rates change.

   For asset/liability management purposes, the general funds are divided into segments. Assets in each segmentare managed in relation to the liabilities in the segment. The risks associated with the mismatch in portfolio duration and cash flow, asset prepayment exposure and the pace of asset acquisition are quantified and reviewed regularly.

   Derivative products are used only to hedge imbalances in asset and liability positions; they are not used for speculative purposes. Derivative products are traded with counterparties approved by the Board of Directors or the Investment and Credit Committee of the Board of Directors. They may include interest rate, foreign exchange and equity swaps, options, futures and forward contracts.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  23

   INTEREST RATE RISK - GWL&A

   Interest rate risk is managed by investing in assets that are suitable for the products sold. For products with fixed and highly predictable benefit payments, such as certificate annuities and payout annuities, investments are made in fixed income assets that closely match the liability product cash flows. Protection against interest rate change is achieved as any change in the fair market value of the assets will be offset by a similar change in the fair market value of the liabilities. For products with uncertain timing of benefit payments, such as portfolio annuities and life insurance, investments are made in fixed income assets with cash flows of shorter duration than the anticipated timing of the benefit payments. This enables the Company to react to changing interest rates as these assets mature for reinvestment.

   CREDIT RISK

   It is Company policy to acquire only investment-grade assets and minimize undue concentration of assets in any single geographic area, industry and company. Guidelines specify minimum and maximum limits for each asset class.

   Credit ratings for bonds are determined by recognized external credit rating agencies and/or internal credit review. These portfolios are monitored continuously and reviewed regularly with the Boards of Directors or the Investment and Credit Committees of the Boards of Directors.

   Off-balance sheet credit risk is evaluated quarterly on a current exposure method, using practices that are at least as conservative as those recommended by regulators.

   LIQUIDITY RISK

   The Company closely manages operating liquidity through cash flow matching of assets and liabilities and has approximately $27 billion in highly marketable securities.

   FOREIGN EXCHANGE RISK

   Investments are normally made in the same currency as the liability. Any foreign currency assets acquired to back liabilities are converted using foreign exchange contracts.

   OTHER RISKS

   The Company has established specific policy guidelines and monitoring procedures related to environmental risk management in the investment portfolios.

   DERIVATIVE INSTRUMENTS

   The Company's risk management process governing the use of derivative instruments, includes:

   - The Company acts only as an end-user of derivative products, not as a market maker.

   - The Company has strict operating policies which prohibit the use of derivative products for speculative purposes, permit transactions only with approved counterparties, specify limits on concentration of risk, document approval and issuer limits, and document the required reporting and monitoring systems.

       THE COMPANY'S OUTSTANDING DERIVATIVE PRODUCTS AT DECEMBER 31 AND THE RELATED EXPOSURES ARE DESCRIBED IN NOTE 14 OF THE LIFECO FINANCIAL STATEMENTS.

RECENT ACCOUNTING PRONOUNCEMENTS

   In 2001, the Canadian Institute of Chartered Accountants released final standards on business combinations and goodwill and other intangible assets. These standards are nearly identical to U.S. GAAP standards, also released in 2001. Highlights are:

   -   elimination of pooling-of-interests accounting for business combinations.

   - introduction of non-amortization impairment-only approach for goodwill and other intangible assets with an indefinite life.

   - criteria for determining when an acquired intangible asset should be recognized separately from goodwill.

   - standards are required to be adopted by public companies for fiscal years beginning (on or after) January 1, 2002.

   Lifeco will adopt these standards and will stop amortizing goodwill effective January 1, 2002. Upon adoption of the new standards, Lifeco's existing goodwill will be analyzed to identify any amounts that should be recognized as separate intangible assets. The result could be a reclassification of amounts from goodwill to other intangible assets as at January 1, 2002.

   The prescribed impairment testing of goodwill and other intangible assets will also be undertaken as part of this process during 2002.

   The effect of the adoption of these new standards on Lifeco's financial position and results of operations has not yet been determined.

       24  GREAT-WEST LIFECO INC.  ANNUAL REPORT 2001

CANADA -- 2001 OPERATING RESULTS

   The Canadian operating results for Lifeco are the net operating income of Great-West, together with an allocation to Canada of a portion of Lifeco's corporate results.

   FINANCIAL INFORMATION - CANADIAN OPERATIONS

   CONSOLIDATED OPERATIONS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)                          2001                             2000
                                                 ------------------------------------   ----------------------------------
                                                              PARTICIPATING                         Participating
                                                 SHAREHOLDER  POLICYHOLDER    TOTAL     Shareholder  Policyholder   Total   % Change
                                                 -----------  ------------  ---------   -----------  ------------  -------  --------
   INCOME:
      Premium income(1)                           $   6,125    $   1,326    $   7,451    $   5,324    $   1,302    $ 6,626     12%
      Net investment income                           1,326          926        2,252        1,258          927      2,185      3%
      Fee and other income                              391            -          391          346            -        346     13%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      TOTAL INCOME                                    7,842        2,252       10,094        6,928        2,229      9,157     10%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      BENEFITS AND EXPENSES:
      Paid or credited to policyholders               6,465        1,843        8,308        5,560        1,863      7,423     12%
      Other                                             860          275        1,135          821          260      1,081      5%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      NET OPERATING INCOME BEFORE INCOME TAXES          517          134          651          547          106        653      -%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      Income taxes                                      152          116          268          168           83        251      7%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      NET INCOME BEFORE MINORITY AND
        OTHER INTERESTS                                 365           18          383          379           23        402     -5%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      Minority and other interests                       24           18           42           30           23         53    -21%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      NET INCOME BEFORE GOODWILL AMORTIZATION           341            -          341          349            -        349     -2%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      Amortization of goodwill                           62            -           62           61            -         61      2%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      NET INCOME                                  $     279    $       -    $     279    $     288    $       -    $   288     -3%
                                                  =========    =========    =========    =========    =========    =======  ========
   ---------------------------------------------------------------------------------------------------------------------------------
   SUMMARY OF NET INCOME
      Preferred shareholder dividends             $      30    $       -    $      30    $      31    $       -    $    31     -3%
      Net income - common shareholders                  249            -          249          257            -        257     -3%
                                                  ---------    ---------    ---------    ---------    ---------    -------  --------
      Net income                                  $     279    $       -    $     279    $     288    $       -    $   288     -3%
                                                  =========    =========    =========    =========    =========    =======  ========

   (1) EXCLUDES - SEGREGATED FUNDS DEPOSITS       $   2,631    $       -    $   2,631    $   3,490    $       -    $ 3,490    -25%
                - SELF-FUNDED PREMIUM
                  EQUIVALENTS (ASO)               $   1,238    $       -    $   1,238    $   1,102    $       -    $ 1,102     12%

   REFERENCE IS MADE TO NOTE 18 OF THE LIFECO FINANCIAL STATEMENTS, SEGMENTED INFORMATION, FOR THE PRESENTATION OF GREAT-WEST.

   NET INCOME - SHAREHOLDERS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)           2001         2000       % Change
                                                  ---------    ---------    ---------
      Group Insurance                             $      82    $      66           24%
      Individual Insurance &
        Investment Products                             147          129           14%
      Reinsurance &
        Specialty General Insurance
          - events of September 11,2001                 (73)           -            -
          - other                                        33           34           -3%
      Corporate                                          90           59           53%
                                                  ---------    ---------    ---------
                                                  $     279    $     288           -3%
                                                  =========    =========    =========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  25

NET INCOME

   Net income from Canadian Operations for 2001 was $279 million, compared to $288 million for 2000. Net income attributable to common shareholders was $249 million, down from $257 million for 2000.

   Net income in 2001 reflected growth in fee income, strong investment performance and favourable mortality and morbidity experience, offset somewhat by a third-quarter claims provision of $73 million from the events of September 11, 2001, related to the reinsurance business. Shareholders' net income in 2001 also includes a reduction in provisions for Canadian income taxes, reflecting both changes in tax rates and revisions to the estimated pattern or incidence of future taxes to which tax rate reductions apply.

   In terms of reportable segments, the increased net operating income reflects favourable group mortality and morbidity profitability from 2000 levels, and an increase in the Individual Insurance & Investment Products income, for both insurance and retirement products. For the Reinsurance & Specialty General Insurance segment, reduced net income is related to the third-quarter claims provision from the events of September 11, 2001.

PREMIUMS AND DEPOSITS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)         PREMIUMS AND DEPOSITS                        SALES(1)
                                           ------------------------------------   ------------------------------------
                                              2001         2000       % Change       2001         2000       % Change
                                           ----------   ----------   ----------   ----------   ----------   ----------
   BUSINESS/PRODUCT
      GROUP INSURANCE
      Small/mid-sized case                 $    1,078   $      967           11%  $      168   $      139           21%
      Large case                                2,186        2,007            9%         137          104           32%
      INDIVIDUAL INSURANCE
      Life Insurance - Participating            1,326        1,302            2%          53           57           -7%
                     - Non-participating          279          262            6%          43           39           10%
      Living Benefits                             118          109            8%          22           20           10%
      RETIREMENT & INVESTMENT SERVICES
      Individual products                       1,692        1,958          -14%       2,366        2,947          -20%
      Group products                            1,186        1,735          -32%         529        1,283          -59%
      REINSURANCE & SPECIALTY
        GENERAL INSURANCE                       3,455        2,878           20%       3,455        2,878           20%
                                           ----------   ----------   ----------   ----------   ----------   ----------
                                           $   11,320   $   11,218            1%  $    6,773   $    7,467           -9%
                                           ==========   ==========   ==========   ==========   ==========   ==========
      SUMMARY BY TYPE
      Risk-based products                  $    7,451   $    6,626           12%
      ASO contracts                             1,238        1,102           12%
      Segregated funds deposits:
          - Individual products                 1,586        1,817          -13%
          - Group products                      1,045        1,673          -38%
                                           ----------   ----------   ----------
      TOTAL PREMIUMS AND DEPOSITS          $   11,320   $   11,218            1%
                                           ==========   ==========   ==========

   (1) EXCLUDES QUADRUS DISTRIBUTED MUTUAL FUNDS.

   Total premiums and deposits were up 1% overall from 2000 levels. Risk-based product premiums increased 12%, while self-funded premium equivalents (ASO contracts) were up 12%. Deposits to individual segregated funds decreased 13% largely due to the investment climate, and deposits to group accounts were down 38% reflecting the uneven incidence of large case sales by year.

[CHART]

   Risk-based products 66% (59%)

   ASO contracts 11% (10%)

   Segregated funds deposits - Individual products 14% (16%)

   Segregated funds deposits - Group products 9% (15%)

   2000 FIGURES ARE SHOWN IN BRACKETS

      26  GREAT-WEST LIFECO INC.  ANNUAL REPORT 2001

   Within guaranteed or traditional risk premium income, annuity premiums declined largely due to the investment climate. Reinsurance and specialty general insurance premiums increased 20% related to both the property and casualty and life insurance lines. This segment of business can reflect significant revenue increases or decreases depending on the structure of the contract and often is not related to profitability.

   NET INVESTMENT INCOME (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                    2001         2000       % Change
                                           ----------   ----------   ----------
   Gross investment income                 $    2,266   $    2,200            3%
   Less: Investment expenses                       14           15           -7%
                                           ----------   ----------   ----------
   Net investment income                   $    2,252   $    2,185            3%
                                           ==========   ==========   ==========

   Net investment income for 2001, representing the investment revenues from general funds assets (excludes segregated funds assets), increased 3% from 2000, primarily on increased portfolio assets.

[CHART]

   Bonds 60% (63%)

   Mortgage loans 26% (26%)

   Stocks 5% (4%)

   Loans to policyholders 5% (4%)

   Real estate 4% (3%)

   2000 FIGURES ARE SHOWN IN BRACKETS

   FEE INCOME (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                    2001         2000       % Change
                                           ----------   ----------   ----------
   Segregated funds                        $      300   $      268           12%
   ASO contracts                                   61           51           20%
   Other                                           30           27           11%
                                           ----------   ----------   ----------
                                           $      391   $      346           13%
                                           ==========   ==========   ==========

   Fee income is derived from the management of segregated funds assets and the provision of group health ASO business. The increase in fee income in 2001 of 13% compared to 2000, is mainly due to increases in segregated fund related fees of $32 million and ASO contract fees of $10 million.

[CHART]

   Segregated funds 77% (77%)

   ASO contracts 15% (15%)

   Other 8% (8%)

   2000 FIGURES ARE SHOWN IN

   PAID OR CREDITED TO POLICYHOLDERS

   This amount includes increases in policy liabilities, claims, surrenders, annuity and maturity payments, dividend and experience refund payments for guaranteed products, but does not include payment amounts for fee-based products (ASO contracts and segregated funds).

   In aggregate, $8.3 billion was paid or credited to policyholders in 2001, an increase of 12% compared to 2000.

   Policyholder dividends credited in 2001 were $584 million, compared to $536 million in 2000.

   OTHER (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                    2001         2000       % Change
                                           ----------   ----------   ----------
   Total expenses                          $      683   $      647            6%
   Less: Investment expenses                       14           15           -7%
        Operating expenses                        669          632            6%
   Commissions                                    400          390            3%
   Premium taxes                                   66           59           12%
                                           ----------   ----------   ----------
   Total                                   $    1,135   $    1,081            5%
                                           ==========   ==========   ==========

   Included in other benefits and expenses are operating expenses and commissions, as well as premium taxes.

   Operating expenses for 2001 are higher than 2000 levels by 6% or $37 million, including a $20 million provision for expenses in the Participating Policyholder account related to the settlement agreement, described in note 15 of the Lifeco financial statements.

   INCOME TAXES

   The Company's overall effective income tax rate increased from the prior year from 37.9% to 40.2%. The primary contributors to the higher effective rate were reduced income levels in various lower taxed subsidiaries and strengthening of certain tax provisions in respect of prior years. These items were partially offset by an increase in non-taxable investment income and lower Canadian provincial corporate income tax rates enacted during the year.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  27

CONSOLIDATED BALANCE SHEET - CANADIAN OPERATIONS

   DECEMBER 31 (IN $ MILLIONS)                              2001                                    2000
                                           -------------------------------------   -------------------------------------
                                                        PARTICIPATING                           Participating
                                           SHAREHOLDER  POLICYHOLDER    TOTAL      Shareholder  Policyholder    Total
                                           -----------  ------------  ----------   -----------  ------------  ----------
   ASSETS
      Invested assets                      $   14,549    $   13,257   $   27,806   $   14,160    $   12,716   $   26,876
      Goodwill                                  1,538             -        1,538        1,602             -        1,602
      Other assets                              4,829           517        5,346        4,155           494        4,649
                                           ----------    ----------   ----------   ----------    ----------   ----------
   TOTAL ASSETS                            $   20,916    $   13,774   $   34,690   $   19,917    $   13,210   $   33,127
                                           ==========    ==========   ==========   ==========    ==========   ==========
   Segregated funds assets                                                19,093                                  18,682
                                                                      ----------                              ----------
   TOTAL ASSETS UNDER ADMINISTRATION                                  $   53,783                              $   51,809
                                                                      ==========                              ==========
   LIABILITIES, CAPITAL STOCK AND SURPLUS
      Policy liabilities                   $   16,085    $   11,835   $   27,920   $   15,104    $   11,193   $   26,297
      Net deferred gains on portfolio
        investments sold                          473           445          918          512           482          994
      Other liabilities                         1,635           248        1,883        1,687           308        1,995
                                           ----------    ----------   ----------   ----------    ----------   ----------
   TOTAL LIABILITIES                           18,193        12,528       30,721       17,303        11,983       29,286
   Minority and other interests                   469         1,246        1,715          487         1,227        1,714
   Capital stock and surplus                    2,254             -        2,254        2,127             -        2,127
                                           ----------    ----------   ----------   ----------    ----------   ----------
   TOTAL LIABILITIES, CAPITAL STOCK AND
     SURPLUS                               $   20,916    $   13,774   $   34,690   $   19,917    $   13,210   $   33,127
                                           ==========    ==========   ==========   ==========    ==========   ==========

ASSETS

   Total assets under administration increased 4% to $53.8 billion when compared to 2000. Segregated funds assets increased $0.4 billion and general funds assets increased $1.6 billion. Growth in general account assets includes $564 million growth in the Participating Policyholder Account, and $999 million in the Shareholder Account.

   INVESTED ASSETS

   The Investment Division manages the general funds assets of Great-West and London Life which support the cash flow, liquidity and profitability requirements of the Company's insurance and investment products. Great-West and London Life follow prudent and conservative investment policies, so that assets are not unduly exposed to concentration, credit or market risks. The Investment Division implements strategies within the overall framework of the Company's policies, reviewing and adjusting them on an ongoing basis in light of liability cash flows and capital market conditions. The majority of investments of the general funds are in medium-term and long-term fixed-income investments, primarily bonds and mortgages, reflecting the characteristics of the Company's liabilities.

   ASSET DISTRIBUTION

   DECEMBER 31 (IN $ MILLIONS)                       2001                      2000
                                           -----------------------   -----------------------
   Government bonds                        $    6,124           22%  $    5,741           21%
   Corporate bonds                             10,144           36        9,804           37
   Mortgages                                    7,392           27        7,522           28
   Stocks                                       1,252            5        1,020            4
   Real estate                                  1,072            4        1,040            4
                                           ----------                ----------
   Sub-total portfolio investments             25,984                    25,127
   Cash & certificates of deposit                 389            1          396            1
   Policy loans                                 1,433            5        1,353            5
                                           ----------   ----------   ----------   ----------
   Total invested assets                   $   27,806          100%  $   26,876          100%
                                           ==========   ==========   ==========   ==========

      28  GREAT-WEST LIFECO INC.  ANNUAL REPORT 2001

   Net investment income was $2.3 billion in 2001, compared to $2.2 billion in 2000 mainly due to the increase in general fund assets offset by a general decline in interest rates.

   BOND PORTFOLIO

   The total bond portfolio increased to $16.3 billion or 58% of invested assets at December 31, 2001, from $15.5 billion or 58% of invested assets at December 31, 2000. Federal, provincial and other government securities represented 38% of the bond portfolio, up slightly from 37% in 2000. The overall quality of the bond portfolio remained high, with 99% of the portfolio rated investment grade and 85% rated A or higher. The quality of the portfolio reflects the Company's conservative investment and lending policies and continuous monitoring of credit quality.

   INVESTED ASSETS

[CHART]

   Corporate bonds 36% (37%)

   Mortgages 27% (28%)

   Goverment bonds 22% (21%)

   Policy loans 5% (5%)

   Cash and certificates of deposit 1% (1%)

   Real estate 4% (4%)

   Stocks 5% (4%)

   2000 FIGURES ARE SHOWN IN BRACKETS

   BOND PORTFOLIO QUALITY

[CHART]

   AAA 35% (31%)

   AA 16% (18%)

   A 34% (39%)

   BBB 14% (11%)

   BB or lower 1% (1%)

   2000 FIGURES ARE SHOWN IN BRACKETS

   BOND PORTFOLIO QUALITY (EXCLUDES $485 MILLION SHORT-TERM INVESTMENTS, $692 MILLION IN 2000)

   DECEMBER 31 (IN $ MILLIONS)                       2001                      2000
                                           -----------------------   -----------------------
   Estimated Rating
      AAA                                  $    5,575           35%  $    4,558           31%
      AA                                        2,444           16        2,745           18
      A                                         5,316           34        5,757           39
      BBB                                       2,221           14        1,619           11
      BB or lower                                 227            1          174            1
                                           ----------   ----------   ----------   ----------
   Total                                   $   15,783          100%  $   14,853          100%
                                           ==========   ==========   ==========   ==========

   MORTGAGE PORTFOLIO

   The total mortgage portfolio decreased slightly to $7.4 billion or 27% of invested assets in 2001, compared to $7.5 billion or 28% of invested assets in 2000. The mortgage portfolio consisted of 34% commercial loans, 32% multi-family/ apartments and 34% single family residential loans. Total insured loans were $3.1 billion or 42% of the mortgage portfolio. It is the Company's practice to acquire only high quality commercial loans meeting strict underwriting standards and diversification criteria. The Company has a well-defined risk rating system, which it uses in its underwriting and credit monitoring processes for commercial mortgages. Residential loans are originated by the Company's mortgage planning specialists in accordance with well-established underwriting standards and are well diversified throughout Canada.

   EQUITY PORTFOLIO

   The Company's total equity portfolio was $2.3 billion at December 31, 2001 or 9% of invested assets, up slightly from $2.0 billion or 8% of invested assets a year ago. The equity portfolio consists primarily of high quality publicly traded stocks and institutional-grade income producing real estate located in major Canadian economic centers. The increase in the portfolio is attributable to the Company's investment of $230 million in Investors Group common shares.

   NON-PERFORMING LOANS

   The aggregate amount of non-performing loans, at December 31, 2001 was $49 million or 0.19% of portfolio investments, compared to $38 million or 0.15% a year ago. Total allowances for credit losses totaled $46 million, compared to $43 million a year ago. Additional provisions

                                  GREAT-WEST LIFECO INC.  ANNUAL REPORT 2001  29
   for future credit losses on assets backing liabilities are included in actuarial liabilities and amounted to $374 million at December 31, 2001 ($327 million at December 31, 2000).

   LIQUIDITY

   The Company uses a number of techniques to manage liquidity in the general funds. Products are designed to improve the predictability of their liability cash flows and to reduce the risk of disintermediation. Assets are acquired to provide cash flows that match the requirements of liabilities.

   A portion of assets is held in highly marketable securities that can be sold to meet any unanticipated cash flow requirements prior to maturity. Additional liquidity is available through established lines of credit and the Company's demonstrated ability to access the capital markets for funds.

   Liquid assets of$15 billion provide adequate levels of liquidity, particularly when used in combination with the other methods of liquidity management available to the Company.

      LIQUID ASSETS

      DECEMBER 31 (IN $ MILLIONS)                     2001                       2000
                                          -------------------------  -------------------------
                                          BALANCE SHEET    MARKET    Balance Sheet    Market
                                              VALUE        VALUE        Value         Value
                                          -------------  ----------  -------------  ----------
      Cash & certificates of deposit       $      367    $      367   $      354    $      354
      Highly marketable securities
          Government bonds                      5,896         6,077        5,503         5,625
          Corporate bonds                       6,669         6,586        6,400         6,357
          Common/Preferred shares                 946           983          783           844
          Residential mortgages (insured)       1,265         1,295        1,431         1,422
                                           ----------    ----------   ----------    ----------
      Total                                $   15,143    $   15,308    $  14,471    $   14,602
                                           ==========    ==========   ==========    ==========

      CASHABLE LIABILITY CHARACTERISTICS

      DECEMBER 31 (IN $ MILLIONS)             2001         2000
                                           ----------   ----------
      Surrenderable insurance and
        annuity liabilities
          At market value                  $    2,735   $    3,104
          At book value                        11,088       10,949
                                           ----------   ----------
          Total                            $   13,823   $   14,053
                                           ==========   ==========

   SEGREGATED FUNDS

   The Investment Division and the Company's subsidiaries -GWL Investment Management Ltd. (GWLIM), London Life Investment Management Ltd. (LLIM), and GWL Realty Advisors (GWLRA) - are the investment managers for the Company's segregated funds.

   During 2001, the Company added 19 segregated funds and assets under management grew by $411 million or 2% to $19 billion at year-end. The growth in segregated funds was tempered with the declines in equity markets, which approximated 3% of beginning assets. In total, the Company offers over 250 segregated funds as part of Individual and Group Retirement Services lines of business, including 155 funds totaling $5 billion managed by 25 external managers as sub-advisors to GWLIM and LLIM.

      30  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

      SEGREGATED FUNDS ASSETS

      DECEMBER 31 (IN $ MILLIONS)              2001          2000          1999          1998          1997
                                            ----------    ----------    ----------    ----------    ----------
      Stocks                                $   11,414    $   11,238    $    9,025    $    6,914    $    6,180
      Bonds                                      4,065         4,249         4,024         3,837         3,094
      Mortgages                                  1,150         1,070         1,128           960           872
      Real estate                                1,767         1,383         1,119           877           415
      Cash and other                               697           742           434           371           402
                                            ----------    ----------    ----------    ----------    ----------
      Total                                 $   19,093    $   18,682    $   15,730    $   12,959    $   10,963
                                            ==========    ==========    ==========    ==========    ==========
      Internally-managed                        14,480        14,382        12,397        10,754         9,397
      Externally-managed                         4,613         4,300         3,333         2,205         1,566
      Year over year growth                          2%           19%           21%           18%            -

   OUTLOOK - INVESTMENT

   In contrast to the robust growth posted in 1999 and 2000, this past year was a challenging one for the Canadian economy. A combination of the lagged effects of higher interest rates in 2000 and the impact of the events of September 11, 2001, together with slower world growth and weaker commodity prices, produced a noticeable business slowdown. While final figures have not yet been released, it is likely that real growth averaged less than 1.5%, compared with better than 4% in each of the previous two years.

   Despite the current economic weakness, there are definite grounds for optimism moving into 2002 and beyond. During the past year, central banks in North America and overseas have been extremely stimulative in their monetary policy, both in lowering interest rates and in injecting liquidity into the financial system. At the same time, fiscal policy has become more expansive and energy prices have fallen, significantly bolstering consumer disposable incomes. This should provide a favourable backdrop for consumer spending which has already begun to rebound from its depressed levels following September 11. With some recovery likely in travel and tourism, a pickup in export markets as well as an anticipated firming in commodity prices, the overall economy should strengthen during 2002.

   The reported average gain this coming year will likely be relatively low, under 2%, largely due to the post-Spring weakness in 2001. However, quarterly growth during the year may be surprisingly strong as inventories begin to be restocked - in excess of 2% during the first half and better than 3% during the balance of the year. This prospect of a strengthening economy should provide a favourable backdrop for a rebound in corporate profits, carrying into 2003.

   Within the context of a strengthening economy, interest rates should begin to level off and spreads should tighten during the year. Stock market prices in general are anticipated to strengthen throughout the year and real estate values should remain relatively stable. For 2002, the Company will maintain its conservative investment and lending policies and continue to closely monitor credit quality. No significant change in credit loss experience is forecast for 2002.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  31

BUSINESS SEGMENTS - GREAT-WEST

GROUP INSURANCE

   CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)                   2001          2000
                                                          ----------    ----------
   INCOME:
      Premium income                                      $    2,026    $    1,872
      Net investment income                                      215           209
      Fee and other income                                        61            51
                                                          ----------    ----------
   TOTAL INCOME                                                2,302         2,132
                                                          ----------    ----------
   BENEFITS AND EXPENSES:
      Paid or credited to policyholders                        1,739         1,630
      Other                                                      391           354
                                                          ----------    ----------
   NET OPERATING INCOME BEFORE INCOME TAXES                      172           148
                                                          ----------    ----------
   Income taxes                                                   67            59
                                                          ----------    ----------
   NET INCOME BEFORE MINORITY
     AND OTHER INTERESTS                                         105            89
                                                          ----------    ----------
   Minority and other interests                                    -             -
                                                          ----------    ----------
   NET INCOME BEFORE GOODWILL AMORTIZATION                       105            89
                                                          ----------    ----------
   Amortization of goodwill                                       23            23
                                                          ----------    ----------
   NET INCOME                                             $       82    $       66
                                                          ==========    ==========

   SUMMARY OF NET INCOME
      Preferred shareholder dividends                     $        -    $        -
      Net income - common shareholders                            82            66
                                                          ----------    ----------
      NET INCOME                                          $       82    $       66
                                                          ==========    ==========

   Net income attributable to common shareholders increased 24% in 2001 to $82 million. The health account experienced strong morbidity gains as a result of improving experience in the medical, drugs and dental sub-lines of business. Price increases implemented in 2000 through adjustments to health care trend factors were the primary driver of the improved result. After experiencing significant morbidity improvements in the long-term disability business in 2000, the morbidity results in this line of business remained steady with pricing improvements offset by increasing incidence rates. The life account experienced improved mortality results, particularly in the small and mid-sized markets where death and waiver claims were lower than expected.

   As a result of lower unit costs and an improved ability to recover administrative expenses incurred in the larger market, the expense gain component of earnings also increased in 2001. Interest gains also improved through effective margin management.

   Overall premium income, which includes claims from ASO clients, was up 10% with premium income of $3.3 billion in 2001. This growth rate was driven by buoyant sales and improved persistency (client retention).

   Sales were up 26% over 2000, with significant gains in all market segments. Sales in the large case and ASO markets were up sharply as the opportunities to add new clients at adequate premium levels improved due to price rationalization. The continued strong sales growth rate in the small and mid-sized case markets can be attributable to Great-West's industry leading distribution networks and market share position. Persistency continued to improve and the results are now close to long term expected levels.

      32  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   RISK ANALYSIS AND MANAGEMENT

   The basic risk related to group insurance focuses on the insurer's ability to predict claims experience for the coming year. Most risks facing the group insurance business are mitigated by the fact that most contract rate levels can be adjusted on a yearly basis.

   In health care products, claims levels are driven by inflation and utilization. While inflationary trends are relatively easy to predict, claims utilization is less predictable. The impact of aging, which plays a role in utilization, is well documented. However, the introduction of new services, such as breakthrough drug therapies, has the potential to substantially escalate benefit plan costs. The Company manages the impact of these and similar factors through plan designs that limit new costs and through pricing that takes demographic and other trend factors into account.

   In disability products, aging and industry characteristics play a role in establishing future claims patterns. However, there is a growing number of disability claims related to stress and mental/nervous disorders, reflecting changes in the economy and in societal attitudes toward these conditions. The incidence of these claims is more difficult to predict and adjudicate, and they tend to be longer in duration than claims related to other disabilities. These risks are managed through pricing and plan designs that emphasize prevention, earlier intervention and return to work programs.

   OUTLOOK - GROUP INSURANCE

   Demutualization and consolidation have resulted in price rationalization in the group marketplace. With Great-West's strategic position, in terms of low unit costs and extensive distribution capacity, the Company is well positioned for significant growth of group insurance premium and net operating income. In this new marketplace environment, the emergence of new technologies combined with the growth of the Internet, are creating new challenges and opportunities to expand the Company's markets and enhance growth. The Group Division will be focused on capitalizing on these opportunities by providing its plan sponsors, plan members and producers with direct and expanded access to its administration system in order to execute real-time transactions. As well, the Internet will facilitate new opportunities to introduce new products, supply information on specific topics and other financial products.

   GROUP INSURANCE - DIVISIONAL SUMMARY

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)           PREMIUMS AND DEPOSITS                         SALES
                                            ------------------------------------   -----------------------------------
                                               2001          2000      % Change       2001          2000      % Change
                                            ----------    ----------   --------    ----------    ----------   --------
   BUSINESS/PRODUCT
      Small/mid-sized case                  $    1,078    $      967         11%   $      168    $      139         21%
      Large case - insured                         948           905          5%           65            52         25%
                 - ASO                           1,238         1,102         12%           72            52         38%
                                            ----------    ----------   --------    ----------    ----------   --------
      TOTAL                                 $    3,264    $    2,974         10%   $      305    $      243         26%
                                            ==========    ==========   ========    ==========    ==========   ========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  33

INDIVIDUAL INSURANCE & INVESTMENT PRODUCTS

   CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)                  2001                                    2000
                                           --------------------------------------   --------------------------------------
                                                        PARTICIPATING                            Participating
                                           SHAREHOLDER  POLICYHOLDER     TOTAL      Shareholder  Policyholder     Total
                                           -----------  -------------  ----------   -----------  -------------  ----------
   INCOME:
      Premium income                       $      628    $    1,326    $    1,954   $      574    $    1,302    $    1,876
      Net investment income                       513           926         1,439          513           927         1,440
      Fee and other income                        311             -           311          279             -           279
                                           ----------    ----------    ----------   ----------    ----------    ----------
   TOTAL INCOME                                 1,452         2,252         3,704        1,366         2,229         3,595
                                           ----------    ----------    ----------   ----------    ----------    ----------
   BENEFITS AND EXPENSES:
      Paid or credited to policyholders           799         1,843         2,642          719         1,863         2,582
      Other                                       374           275           649          395           260           655
                                           ----------    ----------    ----------   ----------    ----------    ----------
   NET OPERATING INCOME
     BEFORE INCOME TAXES                          279           134           413          252           106           358
                                           ----------    ----------    ----------   ----------    ----------    ----------
   Income taxes                                   104           116           220           95            83           178
                                           ----------    ----------    ----------   ----------    ----------    ----------
   NET INCOME BEFORE MINORITY
     AND OTHER INTERESTS                          175            18           193          157            23           180
                                           ----------    ----------    ----------   ----------    ----------    ----------
   Minority and other interests                     -            18            18            -            23            23
                                           ----------    ----------    ----------   ----------    ----------    ----------
   NET INCOME BEFORE
     GOODWILL AMORTIZATION                        175             -           175          157             -           157
                                           ----------    ----------    ----------   ----------    ----------    ----------
   Amortization of goodwill                        28             -            28           28             -            28
                                           ----------    ----------    ----------   ----------    ----------    ----------
   NET INCOME                              $      147          $  -    $      147   $      129         $   -    $      129
                                           ==========    ==========    ==========   ==========    ==========    ==========

   SUMMARY OF NET INCOME
      Preferred shareholder dividends      $        -    $        -    $        -   $        -    $        -    $        -
      Net income - common shareholders            147             -           147          129             -           129
                                           ----------    ----------    ----------   ----------    ----------    ----------
      NET INCOME                           $      147    $        -    $      147   $      129    $        -    $      129
                                           ==========    ==========    ==========   ==========    ==========    ==========

   Individual Insurance & Investment Products (IIIP) consists of three distinct product divisions - Individual Life Insurance, Living Benefits and Retirement & Investment Services (RIS). Products are distributed through Freedom 55 Financial and Great-West financial security advisors, as well as independent brokers and intercorporate agreements with other financial institutions.

   Net income attributable to common shareholders increased 14% to $147 million, with the strongest growth in RIS and Individual Life Insurance. Results were primarily influenced by favourable mortality experience and effective management of expenses. Although participating life insurance portfolio earnings decreased due to lower investment yields, dividend scales remained the same as in 2000. The Company continues to realize the expense savings it anticipated as a result of the London Life acquisition and the restructuring of its distribution channels. Integration of Great-West and London Life is now complete.

   INDIVIDUAL INSURANCE - DIVISIONAL SUMMARY

   YEARS ENDED (IN $ MILLIONS)                    INDIVIDUAL LIFE
                                          --------------------------------    LIVING
                                          PARTICIPATING  NON-PARTICIPATING   BENEFITS     TOTAL
                                          -------------  -----------------   --------    --------
   DECEMBER 31,  2001
      Sales premium                        $       53       $       43       $     22    $    118
      Revenue premium income                    1,326              263            118       1,707

   December 31, 2000
      Sales premium                        $       57       $       39       $     20    $    116
      Revenue premium income                    1,302              262            109       1,673

      34  GREAT-WEST LIFECO INC.  ANNUAL REPORT 2001

   INDIVIDUAL LIFE INSURANCE

   Individual life insurance sales, as measured by annualized premium, were $96 million in 2001, while revenue premium exceeded $1.5 billion.

   Sales premium in 2001 was at the same level as 2000. New annualized premium from term insurance sales increased 5% over 2000. The Company enhanced its term insurance products in 2001 by improving the competitive position of rates with the assistance of reinsurance arrangements and improved mortality experience.

   During the last two years, the Company expanded its life insurance product offering through two intercorporate agreements with third parties. These agreements provide universal life, term insurance and non-participating permanent products for the over $500,000 high-net-worth market. Sales of these products increased to $12 million, an 88% increase over 2000, while sales of the Company's universal life products decreased to $6 million in 2001 from $7 million in 2000.

   Sales of participating policies decreased 8%, but were strong in the age 50+ market, where consumers are concerned with wealth management. The retrenchment of participating insurance sales in Canada by competitors, spurred by demutualization, continues to bolster the Company's dominant market position of more than 45% of Canadian participating insurance sales.

   The Company's sound management of its participating insurance businesses enables it to deliver long-term policyholder dividend performance that is consistently among the best in the industry. Participating portfolio investment returns were lower due to market conditions, which created pressure on earnings. However, favourable mortality, morbidity and expense levels allowed the Company to maintain policyholder dividend scales for 2001. A regulated percentage of in-year distributable surplus in the participating account is credited to the shareholders'account. In 2001, the total amount credited was $15 million.

   In 2001, the Company introduced an electronic application for Investors Group consultants, who distribute Great-West's brand of life insurance products. All distribution channels are now equipped with electronic life insurance applications, which enhance administrative and underwriting efficiency, and help grow new business.

   RISK ANALYSIS AND MANAGEMENT

   The most significant risk in the life insurance business is mortality, which has an impact both on claims paid during the year and on the reserves that must be established to fund future claims. The Company manages this risk primarily through effective underwriting practices, developed to support the long-term sustainability of the business. Because of the long-term nature of life insurance contracts, the impact of underwriting practices tends to emerge 20 or 30 years after contracts are issued, when most claims are incurred. Current mortality experience reflects the diligence of underwriting practices over past decades, as well as today's practices.

   A current industry risk involves the pricing of the level cost of insurance option within universal life products. The pricing of this option, guaranteed for the life of the policy, requires a guaranteed interest rate and lapse assumption extending over a long period. A small adverse change in actual long-term lapses or investment returns can lead to significant insufficiency in premiums. Management considers the industry's current pricing of this option to be lower than required to produce adequate profitability, and has avoided significant exposure in this market.

   LIVING BENEFITS

   Living Benefits sales, consisting of disability insurance and critical illness insurance, increased by more than 8% in 2001 for a total of $22 million in new annualized premium. This growth was due to sales of critical illness insurance. Overall revenue premium of $118 million increased by 8%, indicating strong persistency.

   Critical illness insurance sales of $3 million in new annualized premium exceeded expectations. OASIS(TM), Great-West's critical illness product, was first introduced in 2000 and further enhanced in 2001. Within a short period, Great-West's critical illness insurance has become a leading product in the market.

   Disability insurance sales of $19 million in new annualized premium represented a 2% decrease in 2001. During this time, industry sales increased, mainly due to growth in guaranteed standard issue sales. To date, Great-West has not been a player in the guaranteed standard issue market, but will introduce a program to reach this market in 2002.

   The self-employed market continues to be the main source of sales, accounting for approximately 70% of sales. This trend is supported by ongoing consolidation within several industries. The self-employed market will continue to be an important source of sales.

   Great-West continues to be a leading provider of disability insurance and critical illness insurance.

   RISK ANALYSIS AND MANAGEMENT

   The most significant risk for this line of business is morbidity, which is the incidence and duration of disability insurance claims and the incidence of critical conditions for critical illness insurance.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  35

   Disability experience is highly cyclical and changes with economic conditions. A growing number of disability claims relate to stress and mental/nervous disorders, reflecting changes in the economy and attitudes towards these conditions. The incidence of these claims is more difficult to predict and adjudicate than many other conditions. In addition, they tend to last longer than claims related to other disabilities.

   The Company manages this risk through its underwriting practices, experience and trend analysis, in addition to its reserve and pricing reviews. Current morbidity experience reflects the diligence of past underwriting practices and pricing, as well as current practices.

   RETIREMENT & INVESTMENT SERVICES

   DIVISIONAL SUMMARY(1)

      YEARS ENDED (IN $ MILLIONS)           INDIVIDUAL      GROUP         GROUP
                                             SAVINGS       SAVINGS      INVESTMENT      PAYOUT
                                              PLANS         PLANS       MANAGEMENT     ANNUITIES      TOTAL
                                            ----------    ----------    ----------    ----------    ----------
      DECEMBER 31, 2001
         SALES PREMIUM
            Risk-based products             $      417    $       38    $        9    $       33    $      497
            Segregated funds                     1,916           195           287             -         2,398
         REVENUE PREMIUM INCOME
            Risk-based products                     73           141             -            33           247
            Segregated funds                     1,586           737           308             -         2,631
         ASSETS UNDER ADMINISTRATION
            Risk-based products                  1,323         1,107            62         2,665         5,157
            Segregated funds                    10,012         3,838         5,243             -        19,093
                                            ----------    ----------    ----------    ----------    ----------
            Total                           $   11,335    $    4,945    $    5,305    $    2,665    $   24,250
                                            ==========    ==========    ==========    ==========    ==========

      December 31, 2000
         SALES PREMIUM
            Risk-based products             $      617(2) $       59    $       15    $       35(2) $      726
            Segregated funds                     2,295           202         1,007             -         3,504
         REVENUE PREMIUM INCOME
            Risk-based products                     95(2)         63             -            45(2)        203
            Segregated funds                     1,817           677           996             -         3,490
         ASSETS UNDER ADMINISTRATION
            Risk-based products                  1,555(2)      1,148            67         2,767(2)      5,537
            Segregated funds                     9,494         3,698         5,490             -        18,682
                                            ----------    ----------    ----------    ----------    ----------
            Total                           $   11,049    $    4,846    $    5,557    $    2,767    $   24,219
                                            ==========    ==========    ==========    ==========    ==========

      (1) EXCLUDES QUADRUS DISTRIBUTED MUTUTAL FUNDS SALES AND ASSETS.

      (2) 2000 VALUES HAVE BEEN RESTATED TO REFLECT CURRENT CLASSIFICATION.

   The Company's Retirement & Investment Services division experienced mixed sales results in 2001 compared with the previous year. The stock market downturn during the year, together with the events of September 11, 2001, contributed to consumer unease with investment funds and a slight market reversal towards preservation of capital and guarantees.

   Within this difficult investment climate, total assets under administration remained stable. Growth continues in segregated funds, increasing 2% over 2000, while total asset growth was offset by the decline in guaranteed product assets due to low interest rates. According to mutual fund asset statistics published by the Investment Funds Institute of Canada (IFIC), total Canadian mutual fund assets increased by only 1.5%, while the Company's individual savings plans segregated funds grew 5.5%.

   The Company strengthened its leading market share position for individual segregated funds, increasing to 23.8% from 22.4%.

   While gross sales of individual savings plans were below 2000 results, the Company's retention experience improved.

      36  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   This higher retention experience contributed to higher net cash flow for individual savings plans in 2001, even though sales were lower. Net cash flow for individual segregated fund assets was 8% of beginning assets, compared with 7% for the Canadian mutual fund industry in 2001, as published by IFIC.

   Group savings plan assets increased despite the poor equity market conditions of 2001. An increase in revenue premium combined with improved retention contributed to significantly improved net cash flow in 2001, compared to 2000. Sales decreased, with fewer large transfers in 2001. Continued enhancements in online services for group plan members contributed to national recognition as a leading Canadian e-business.

   Group Investment Management sales for 2001 decreased from the previous year due to fewer large case sales.

   The Company now offers 56 segregated funds to individual Freedom 55 Financial clients and 54 segregated funds to individual Great-West clients.

   MUTUAL FUNDS
   For several years, London Life was involved in the mutual funds market through London Financial Centre (LFC). In 2000, the Company rebranded LFC as Quadrus Investment Services (Quadrus), and established it as a mutual fund dealer for Freedom 55 Financial and Great-West investment representatives+.

   In 2001, sales of mutual funds through Quadrus increased 18%, while assets increased 21% over 2000 levels. By year-end, Quadrus had more than 2,600 licensed investment representatives, an increase of 33% over the prior year.

   QUADRUS INVESTMENT SERVICES (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                   2001        2000
                                           --------    --------
   Mutual fund sales                       $    138    $    117
   Distributed mutual fund assets               969         803

   Quadrus offers 40 mutual funds under the Quadrus Group of Funds brand. Quadrus works closely with Mackenzie Financial Corporation (Mackenzie), a member of the Power Financial Corporation group of companies. This year the exclusive Quadrus Group of Funds moved to an administrative platform managed by Mackenzie, providing our mutual fund clients with broader services. The Company expects significant growth in this relatively new line of business.

   + FOR THE SALE OF MUTUAL FUNDS, LICENSED FINANCIAL SECURITY ADVISORS ARE
     REFERRED TO AS "INVESTMENT REPRESENTATIVES."

   RISK ANALYSIS AND MANAGEMENT
   The Company's investment fund business is fee-based, with revenue and profitability based on the market value of investment fund assets under administration. Fluctuations in fund assets levels occur as a result of both changes in cash flow and general market conditions. Through its wide range of funds, the Company limits its risk exposure to any particular market. As well, the Company advocates its clients follow a long-term asset allocation approach, which reduces the risk of cash flow changes due to market timing. The success of this approach was evident following the events of September 11, 2001, when the Company experienced minimal asset transfers to money market funds, compared with the mutual fund industry.

   At December 31, 2001, 73% of individual segregated funds assets were in diversified funds and "fund of funds" investment profiles, which are designed to optimize returns within a given level of risk.

   A risk facing the industry has been the trend towards promoting guarantees against losses on segregated fund investments. The new capital requirement introduced by OSFI at the end of 2000 (based on a risk-adjusted set of factors) influenced the industry to adopt significant changes in product design, with a trend towards more conservative guarantees and, in some cases, increased fees for clients. These changes further increased the competitiveness of the Company's products and lowered future risk for the industry as a whole. The vast majority of the Company's guarantees are for 75% of policyholder deposits, less withdrawals at maturity, rather than the more aggressive 100%.

   OUTLOOK - IIIP

   Research conducted on Great-West's and Freedom 55 Financial's existing client base reveals a tremendous opportunity to offer retirement and investment products to clients who own insurance.

   In the fall of 2001, Freedom 55 Financial introduced a new investment planning process, which the Company anticipates will significantly grow financial security advisors' productivity. In addition, managers across Canada are rolling out a new business planning and activity management tool, which will help members of Freedom 55 Financial and Great-West Individual Distribution to customize their 2002 marketing plans and increase productivity.

   Canada's "mass affluent" and "high-net-worth" markets have doubled since 1993, and continue to grow quickly. Increasing the Company's share of these markets is a key priority. Within Freedom 55 Financial, the members of the Wealth & Estate Planning Group are specifically positioned to meet the needs of the mass affluent and high-net-worth markets.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  37

   Members of this group have access to highly-specialized products, planning tools and support services designed to serve high-net-worth clients.

   Members of the Wealth & Estate Planning Group and Great-West Individual Distribution are participating in a business planning program to enhance the operation of their wealth management practice in 2002.

   Another important initiative will be to provide financial security advisors with customized product support, which will be tailored to their career-stage and target markets.

   This initiative will increase the average number of products per client and help position financial security advisors as our clients' primary advisor.

   Already one of the largest mutual fund dealers in Canada in terms of distribution, Quadrus will look at opportunities to provide an even broader array of products to investors.

   As part of its ongoing commitment to client service, the Division will further enhance technology support to financial security advisors so they can automate certain transactions on behalf of their clients.

REINSURANCE & SPECIALTY GENERAL INSURANCE

   CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)              2001        2000
                                                      --------    --------
   INCOME:
       Premium income                                 $  3,455    $  2,878
       Net investment income                               473         421
       Fee and other income                                  2           2
                                                      --------    --------
   TOTAL INCOME                                          3,930       3,301
                                                      --------    --------
   BENEFITS AND EXPENSES:
       Paid or credited to policyholders                 3,894       3,205
       Other                                                78          61
                                                      --------    --------
   NET OPERATING INCOME BEFORE INCOME TAXES                (42)         35
                                                      --------    --------
   Income taxes                                            (12)        (10)
                                                      --------    --------
   NET INCOME BEFORE MINORITY AND OTHER INTERESTS          (30)         45
                                                      --------    --------
   Minority and other interests                              2           3
                                                      --------    --------
   NET INCOME BEFORE GOODWILL AMORTIZATION                 (32)         42
                                                      --------    --------
   Amortization of goodwill                                  8           8
                                                      --------    --------
   NET INCOME                                         $    (40)   $     34
                                                      ========    ========

   SUMMARY OF NET INCOME
       Preferred shareholder dividends                $      -    $      -
       Net income - common shareholders                    (40)         34
                                                      --------    --------
       NET INCOME                                     $    (40)   $     34
                                                      ========    ========

   The Company conducts its reinsurance and specialty general insurance business primarily through London Reinsurance Group and London Guarantee, which participate in life, property and casualty, accident and health, annuity coinsurance and specialty general insurance, respectively, in specific niche markets.

   The 2001 results include a charge in London Reinsurance Group for $82 million after tax, of which $73 million is attributable to common shareholders, related to estimated claims provision from the events of September 11, 2001.

   NET INCOME ANALYSIS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)              2001        2000
                                                      --------    --------
       London Reinsurance Group                       $     39    $     45
         - September 11, 2001 charges                      (73)          -
       London Guarantee                                     (1)         10
       London Life International                             -         (22)
       Other                                                (5)          1
                                                      --------    --------
       Total                                          $    (40)   $     34
                                                      ========    ========

38  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   LONDON REINSURANCE GROUP (LRG)

   The Company's reinsurance business is conducted through London Reinsurance Group (LRG). LRG is a leading global provider of specialty finite reinsurance and holds a strategic position in a number of niche retrocession and reinsurance markets. LRG is a composite reinsurer, reinsuring life, property and casualty, accident and health and annuity business primarily in the United States and Europe, through operating companies in the United States, Barbados and Ireland. LRG is a market leader in the U.S. property and casualty finite retrocession market and holds a strong market share in the U.S. life financial reinsurance market.

   Prior to the provision for the events of September 11, 2001, net income for 2001 was $6 million lower than 2000. LRG's core reinsurance product lines in the life, annuity and property and casualty businesses performed well.

   The major underperforming lines were the accident and health reinsurance and syndicated property and casualty portfolios. The Company terminated its participation in the London, England accident and health and the syndicated property and casualty markets in 1999, and is actively managing the runoff of this business.

   The majority of the September 11, 2001 loss came from LRG's property catastrophe portfolio that was written on both a financial reinsurance and traditional reinsurance basis. LRG expects to recover these losses over the next three or four years, from its multi-year financial reinsurance contracts or from anticipated premium increases on annually renewable traditional contracts. As part of its September 11 loss, LRG established reserves on its books for smaller losses in the accident and health, aviation and casualty portfolios.

   LONDON REINSURANCE GROUP - DIVISIONAL SUMMARY

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)           2001                2000
                                              -----------------   -----------------
                                              PREMIUM             Premium
                                              INCOME    ASSETS    Income    Assets
                                              -------   -------   -------   -------
   LINE OF BUSINESS
       Life and property and casualty         $ 3,110   $ 5,550   $ 2,507   $ 4,628
       Annuity                                    150       909       217       997
       Accident and health                         99        90        86        81
       Capital and surplus                          -       717         -       758
                                              -------   -------   -------   -------
                                              $ 3,359   $ 7,266   $ 2,810   $ 6,464
                                              =======   =======   =======   =======
   GEOGRAPHIC
       Barbados                               $ 3,101   $ 5,766   $ 2,551   $ 5,107
       Other                                      258     1,500       259     1,357
                                              -------   -------   -------   -------
                                              $ 3,359   $ 7,266   $ 2,810   $ 6,464
                                              =======   =======   =======   =======

   Premium income increased in 2001 primarily due to the nature of underlying life and property and casualty reinsurance contracts written in 2001. A greater number of structured reserve transfer deals were written in 2001 than in 2000.

   RISK ANALYSIS AND MANAGEMENT
   LRG continues to manage its own risk through the diversification of its business by client, geographic area and type of risk insured. LRG's base of lower risk financial reinsurance business, together with a conservative approach to underwriting, investment and financial management allows LRG to react to a changing business environment.

   LRG's capacity to write financial reinsurance business is determined primarily by its ability to issue letters of credit to clients and maintain a strong liquidity position. LRG has a U.S. $1.5 billion syndicated letter of credit facility.

   OUTLOOK - LRG

   The events of September 11 will affect the international reinsurance markets for many years to come. Losses suffered by reinsurers and the subsequent influx of capital into new and existing reinsurance entities will create challenges for some, and tremendous opportunity for others.

   LRG's strategies have not changed as a result of September 11 or the shifting reinsurance markets. LRG will maintain its strategy of offering financial reinsurance and expertise to core clients, primarily on a retrocession basis.

   LRG expects the reinsurance market to improve substantially in 2002 with increased premium rates and improved terms and conditions. The amount of new capital being raised, however, injects some caution into LRG's forecast.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  39

   The reinsurance business LRG wrote in the syndicated property and casualty and the accident and health markets continues to produce disappointing results while in runoff. LRG expects the negative financial impact of this business to continue to decrease over time.

   As a retrocessionaire LRG continues to develop strong business relationships in the reinsurance and insurance industry on a global basis. LRG underwrites both life and non-life reinsurance contracts using a conservative and disciplined approach to underwriting.

   LONDON GUARANTEE

   On August 3, 2001, London Insurance Group announced an agreement to sell its interest in London Guarantee Insurance Company, subject to the satisfaction of certain conditions contained in the agreement. At December 31, 2001, the transaction has not been completed.

   Within its core businesses, London Guarantee has historically differentiated itself from the competition through the quality of its underwriting and by maintaining strong relationships with its key brokers. This has permitted the Company to historically achieve levels of growth and underwriting profitability that have compared very favourably with the property and casualty industry in general. 2001 proved to be an exception with respect to underwriting profitability because of claims arising from a single large client.

   Total premium income increased to $96 million in 2001 from $68 million in 2000. Premiums from the Company's surety lines grew by more than 22%, reflecting its dominant position in central Canada and its penetration into the northeastern United States. The Company's commitment to remain focused on underwriting quality and key broker relationships will ensure its continued success and status as the largest surety underwriter in Canada.

   London Guarantee's premium income from its corporate risk lines grew by more than 25% in 2001, and its performance across Canada remained solid. The Company expects a continuation of this strong rate of growth into 2002.

   RISK ANALYSIS AND MANAGEMENT
   London Guarantee insures a broad range of risks within each of its product lines. Its major markets are diverse and stretch across Canada and into the northeastern United States.

   In order to protect its capital and its underwriting results, London Guarantee has risk-sharing arrangements in place with well-established North American and European reinsurance companies.

40  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

CORPORATE

   The Corporate segment is mainly used to record the business activities of Lifeco, as well as those that are not associated with the major business units of Great-West. The Corporate segment includes investment income, expenses and charges related to capital and other assets not associated with major business units, as well as the reconciliation of total income taxes reported for the shareholder account and the internal allocation of income taxes to the major units. Commencing in 2001, the Corporate segment also includes the operations of the United States branch of Great-West.

   CORPORATE - CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)              2001        2000
                                                      --------    --------
   INCOME:
       Premium income                                 $     16    $      -
       Net investment income                               125         115
       Fee and other income                                 17          14
                                                      --------    --------
   TOTAL INCOME                                            158         129
                                                      --------    --------
   BENEFITS AND EXPENSES:
       Paid or credited to policyholders                    33           6
       Other                                                17          11
                                                      --------    --------
   NET OPERATING INCOME BEFORE INCOME TAXES                108         112
                                                      --------    --------
   Income taxes                                             (7)         24
                                                      --------    --------
   NET INCOME BEFORE MINORITY AND OTHER INTERESTS          115          88
                                                      --------    --------
   Minority and other interests                             22          27
                                                      --------    --------
   NET INCOME BEFORE GOODWILL AMORTIZATION                  93          61
                                                      --------    --------
   Amortization of goodwill                                  3           2
                                                      --------    --------
   NET INCOME                                         $     90    $     59
                                                      ========    ========

   SUMMARY OF NET INCOME
       Preferred shareholder dividends                $     30    $     31
       Net income - common shareholders                     60          28
                                                      --------    --------
       NET INCOME                                     $     90    $     59
                                                      ========    ========

   Net income for the Corporate segment of Canadian shareholder operations in 2001 was $90 million, compared to $59 million for 2000. As a result of the Corporate reorganization on December 31, 2000, $7 million of net income from the United States branch of Great-West is included in this result for 2001 (not included in 2000). As well, net income reflects a favourable change in provisions for current and future income taxes due to both lower rates and revisions to the estimated pattern or incidence of future tax to which tax rate reductions apply.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  41

UNITED STATES - 2001 OPERATING RESULTS

   The United States operating results for Lifeco are the net operating income of GWL&A, together with an allocation to the United States of a portion of Lifeco's corporate results.

   FINANCIAL INFORMATION - UNITED STATES OPERATIONS

   CONSOLIDATED OPERATIONS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)                   2001                                  2000
                                            ------------------------------------  ------------------------------------
                                                         PARTICIPATING                         Participating
                                            SHAREHOLDER  POLICYHOLDER     TOTAL   Shareholder  Policyholder     Total   % Change
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   INCOME:
       Premium income(1)                    $     2,601  $         425  $  3,026  $     2,944  $         406  $  3,350       -10%
       Net investment income                        927            534     1,461          976            488     1,464         -%
       Fee and other income                       1,467              -     1,467        1,295              -     1,295        13%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   TOTAL INCOME                                   4,995            959     5,954        5,215            894     6,109        -3%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   BENEFITS AND EXPENSES:
       Paid or credited to policyholders          2,796            926     3,722        3,098            853     3,951        -6%
       Other                                      1,604             22     1,626        1,530             28     1,558         4%
       Special Charges                              204              -       204            -              -         -         -%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   NET OPERATING INCOME BEFORE INCOME
    TAXES                                           391             11       402          587             13       600       -33%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   Income taxes                                     120              9       129          191              9       200       -36%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   NET INCOME BEFORE MINORITY AND OTHER
    INTERESTS                                       271              2       273          396              4       400       -32%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   Minority and other interests                       -              2         2            6              4        10       -80%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   NET INCOME BEFORE GOODWILL
    AMORTIZATION                                    271              -       271          390              -       390       -31%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   Amortization of goodwill                           4              -         4            4              -         4         -%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
   NET INCOME                               $       267  $           -  $    267  $       386  $           -  $    386       -31%
                                            ===========  =============  ========  ===========  =============  ========  ========

   SUMMARY OF NET INCOME
       Preferred shareholder dividends      $         1  $           -  $      1  $         -  $           -  $      -         -%
       Net income - common shareholders             266              -       266          386              -       386       -31%
                                            -----------  -------------  --------  -----------  -------------  --------  --------
       Net income                           $       267  $           -  $    267  $       386  $           -  $    386       -31%
                                            ===========  =============  ========  ===========  =============  ========  ========

   (1) EXCLUDES - SEGREGATED FUNDS
       DEPOSITS                             $     5,019  $           -  $  5,019  $     4,611  $           -  $  4,611         9%
                - SELF-FUNDED PREMIUM
                  EQUIVALENTS (ASO)         $     8,861  $           -  $  8,861  $     7,695  $           -  $  7,695        15%

   (2) RESULTS INCLUDE A NON-RECURRING CHARGE OF $204 MILLION PRE-TAX ($133 MILLION AFTER-TAX) PLUS OPERATING LOSSES OF $32 MILLION AFTER-TAX, BOTH RELATED TO ALTA HEALTH & LIFE INSURANCE COMPANY (ALTA), AN INDIRECT WHOLLY-OWNED SUBSIDIARY, PREVIOUSLY REPORTED AT JUNE 30, 2001, AS PART OF THE COMPANY'S UNITED STATES EMPLOYEE BENEFITS SEGMENT. THE TOTAL IMPACT OF ALTA ON NET INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 WAS A REDUCTION OF $165 MILLION AFTER-TAX.

   REFERENCE IS MADE TO NOTE 18 OF THE LIFECO FINANCIAL STATEMENTS, SEGMENTED INFORMATION, FOR THE PRESENTATION OF GWL&A.

42  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

NET INCOME - SHAREHOLDERS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)      2001        2000     % Change
                                              --------    --------   --------
       Employee Benefits
          - Alta non-recurring charges        $   (165)   $      -          -
          - Other                                  246         205         20%
       Financial Services                          210         174         21%
       Corporate                                   (24)          7          -
                                              --------    --------   --------
                                              $    267    $    386       -31%
                                              ========    ========   ========

   Net income from United States Operations for 2001 was $267 million, compared to $386 million for 2000.

   The decrease in earnings compared to a year ago was primarily related to Alta Health & Life Insurance Company. A non-recurring charge of $204 million ($133 million after tax) and operating losses of $32 million after tax, both associated with Alta, are included in Employee Benefits 2001 results.

   The positive earnings results, after excluding the impact of special non-recurring charges associated with Alta, reflect improvement in individual mortality, an increase in fee income in Financial Services, and an increase in expense recoveries in the group life and health block of business, offset by unfavourable group morbidity particularly in the small case market.

   In terms of reportable segments, a discussion of those results follows in the major business unit reports.

PREMIUMS AND DEPOSITS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)        PREMIUMS AND DEPOSITS                     SALES
                                             -------------------------------    ------------------------------
                                               2001       2000      % Change      2001       2000     % Change
                                             --------   --------    --------    --------   --------   --------
   BUSINESS/PRODUCT
       EMPLOYEE BENEFITS
       Group life and health                 $ 10,570   $  9,439          12%   $  1,014   $  1,452        -30%
       401(k)                                   2,838      2,938         -3%       1,169      1,553        -25%
       FINANCIAL SERVICES
       Savings                                  1,925      1,916          -%       1,025      1,035         -1%
       Insurance                                1,573      1,363          15%        867        875         -1%
                                             --------   --------    --------    --------   --------   --------
                                             $ 16,906   $ 15,656           8%   $  4,075   $  4,915        -17%
                                             ========   ========    ========    ========   ========   ========
   SUMMARY BY TYPE
       Risk-based products                   $  3,026   $  3,350         -10%
       ASO contracts                            8,861      7,695          15%
       Segregated funds deposits:
          - Individual products                 1,369        959          43%
          - Group products                      3,650      3,652           -%
                                             --------   --------    --------
       TOTAL PREMIUMS AND DEPOSITS           $ 16,906   $ 15,656           8%
                                             ========   ========    ========

   The 8% increase in premium income and deposits in 2001 was comprised of growth in Employee Benefits premium income and deposits of $1.0 billion, and an increase in Financial Services premium income and deposits of $219 million. The growth in the Employee Benefits segment is primarily due to premium equivalents on ASO contracts which reflect higher medical claims in 2001. The increase of $219 million in Financial Services premium income was due to increased segregated fund Bank-Owned Life Insurance (BOLI) premium and increased single premium in the public non-profit business.

   The decrease in the risk-based products of 10% primarily reflects a reduction in group life and health premiums of $35 million and a decrease in life insurance premium of $247 million associated with BOLI. The segregated funds increase of 43% in individual products is primarily driven by the sales of the BOLI variable life product.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  43

[CHART]

   PREMIUMS AND DEPOSITS

   ASO contracts 52% (49%)

   Risk-based products 18% (21%)

   Segregated funds deposits - Group products 22% (23%)

   Segregated funds deposits - Individual products 8% (7%)

   2000 FIGURES ARE SHOWN IN BRACKETS

   NET INVESTMENT INCOME (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                      2001       2000     % Change
                                              --------   --------   --------
   Gross investment income                    $  1,476   $  1,479          -%
   Less: Investment expenses                        15         15          -%
                                              --------   --------   --------
   Net investment income                      $  1,461   $  1,464          -%
                                              ========   ========   ========

   Net investment income for 2001, representing the investment revenue from general funds assets (excludes segregated funds assets) remained the same as 2000, reflecting a combination of market conditions and minimal growth in the general account portfolio. The bond component of net investment income remains at 70% in 2001, as the Company continues to invest primarily in investment grade bonds.

[CHART]

   Bonds 70% (70%)

   Mortgage loans 7% (8%)

   Loans to policyholders 21% (20%)

   Other 1% (1%)

   Real estate 1% (1%)

   2000 FIGURES ARE SHOWN IN BRACKETS

   FEE INCOME (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                      2001       2000     % Change
                                              --------   --------   --------
   Segregated funds                           $    252   $    259         -3%
   ASO contracts                                 1,105        963         15%
   Other                                           110         73         51%
                                              --------   --------   --------
                                              $  1,467   $  1,295         13%
                                              ========   ========   ========

   Fee income is derived from the management of segregated funds assets and the administration of group health ASO business. The increase in fee income in 2001 is a combination of General American and Allmerica growth more than offsetting a decrease in Alta business. The decrease in segregated funds fees reflects the impact of weakening U.S. equity markets.

[CHART]

   FEE INCOME

   ASO contracts 75% (74%)

   Segregated funds 17% (20%)

   Other 8% (6%)

   2000 FIGURES ARE SHOWN IN BRACKETS


   PAID OR CREDITED TO POLICYHOLDERS

   This amount is made up of increases in policy liabilities, claims, surrenders, annuity and maturity payments, dividend and experience refund payments for guaranteed products, but does not include payment amounts for fee-based products (ASO contracts and segregated funds).

   For risk-based products the amount paid or credited to policyholders decreased 6% when compared to 2000. The decrease is primarily related to a decrease in actuarial liabilities of $246 million, which is primarily associated with a reduction in fixed BOLI premium.

   Policyholder dividends credited in 2001 were $200 million, compared to $181 million in 2000.

   OTHER (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                      2001       2000     % Change
                                              --------   --------   --------
   Total expenses                             $  1,287   $  1,199          7%
   Less: Investment expenses                        15         15          -%
                                              --------   --------   --------
         Operating expenses                      1,272      1,184          7%
   Commissions                                     296        304         -3%
   Premium taxes                                    58         70        -17%
                                              --------   --------   --------
         Total                                $  1,626   $  1,558          4%
                                              ========   ========   ========

   Included in other benefits and expenses are operating expenses, commissions, as well as premium taxes.

   Operating expenses for 2001 are higher than 2000 levels by 7% or $88 million. The change in the U.S. conversion rate in 2001 accounts for $62 million of the increase. Expenses are $31 million higher for the Employee Benefits segment, primarily due to the acquisition of Allmerica business.

   Commissions include sales compensation related to guaranteed products, as well as segregated funds and administrative services only contracts. The decrease of 3% is mostly related to Employee Benefits as sales were off over 30% in group life and health business.

44  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   CONSOLIDATED BALANCE SHEET - UNITED STATES OPERATIONS

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)                    2001                                  2000
                                             --------------------------------------   --------------------------------------
                                                           PARTICIPATING                            Participating
                                             SHAREHOLDER   POLICYHOLDER     TOTAL     Shareholder   Policyholder      Total
                                             -----------   -------------   --------   -----------   -------------   --------
   ASSETS
       Invested assets                       $    14,836   $       8,009   $ 22,845   $    13,814   $       7,091   $ 20,905
       Goodwill                                       66               -         66            77               -         77
       Other assets                                1,249             309      1,558         1,367             278      1,645
                                             -----------   -------------   --------   -----------   -------------   --------
   TOTAL ASSETS                              $    16,151   $       8,318   $ 24,469   $    15,258   $       7,369   $ 22,627
                                             ===========   =============   ========   ===========   =============   ========
   Segregated funds assets                                                   19,774                                   18,477
                                                                           --------                                 --------
   TOTAL ASSETS UNDER ADMINISTRATION                                       $ 44,243                                 $ 41,104
                                                                           ========                                 ========

   LIABILITIES, CAPITAL STOCK AND SURPLUS
       Policy liabilities                    $    11,847   $       7,832   $ 19,679   $    11,857   $       6,945   $ 18,802
       Net deferred gains on portfolio
        investments sold                             123               8        131            99               2        101
       Other liabilities                           2,038             243      2,281         1,249             203      1,452
                                             -----------   -------------   --------   -----------   -------------   --------
   TOTAL LIABILITIES                              14,008           8,083     22,091        13,205           7,150     20,355
   Minority and other interests                        -             235        235             -             219        219
   Capital stock and surplus                       2,143               -      2,143         2,053               -      2,053
                                             -----------   -------------   --------   -----------   -------------   --------
   TOTAL LIABILITIES, CAPITAL STOCK
    AND SURPLUS                              $    16,151   $       8,318   $ 24,469   $    15,258   $       7,369   $ 22,627
                                             ===========   =============   ========   ===========   =============   ========

ASSETS

   Total assets under administration increased $3.1 billion or 7.6% in 2001 when compared to the year ended December 31, 2000. Segregated funds assets increased $1.3 billion due to the change in U.S. exchange rates which contributed $1.2 billion, while the weakening of the equity markets in the United States offset new cash flow in 2001. The invested assets of the general fund increased $1.9 billion through a combination of the change in U.S. exchange rates, which resulted in a $1.3 billion increase, and growth in guaranteed public non-profit and individual life businesses.

   INVESTED ASSETS

   Both general fund and segregated funds assets are managed or administered by the Investment Division of the Company. Within the Company's conservative investment policies, the Investment Division manages portfolios of assets to produce a steady source of income to support the cash flow and liquidity requirements of the Company's insurance and investment products. The Company invests the majority of its general funds in medium-term and long-term fixed-income securities, primarily bonds and mortgages, which reflect the nature of the liabilities being matched.

   The Investment Division reviews its investment strategy on an ongoing basis in light of liability requirements and current economic and market conditions. The Company's investment policies limit concentrations of risk within its investment and lending portfolios, which are well-diversified by asset class, industry sector, location and size of borrowers.

   Net investment income for 2001 remained flat at $1.5 billion. The Company's overall investment portfolio earned a yield of 7.4% in 2001, compared to 7.6% in 2000.

   In 2001,funds available for investment and mortgages subject to renewal and rate adjustment totaled $1.9 billion, and were placed as follows:

   -  40% in U.S. government and agency bonds,
   -  58% in other bonds,
   -  2% in mortgage renewals.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  45

   ASSET DISTRIBUTION

   DECEMBER 31 (IN $ MILLIONS)                      2001                   2000
                                            -------------------    -------------------
   Government bonds                         $  5,012         22%   $  3,608         17%
   Corporate bonds                            11,301         50      11,173         54
   Mortgages                                     977          4       1,265          6
   Stocks and real estate                        327          1         285          1
                                            --------               --------
       Sub-total portfolio investments        17,617                 16,331
   Cash & certificates of deposit                448          2         344          2
   Policy loans                                4,780         21       4,230         20
                                            --------   --------    --------   --------
   Total invested assets                    $ 22,845        100%   $ 20,905        100%
                                            ========   ========    ========   ========

   The Company's new bond investments included not only publicly-traded securities, but also well-structured private placements which typically offer higher yields and better covenant protection than public bonds. The Company anticipates investment grade bonds will remain the largest component of its 2002 investment program.

   As of December 31, 2001, approximately 95% of the Company's invested assets were cash, bonds or policy loans. The overall quality of the bond portfolio, the largest single component of the Company's invested assets, continues to be high, with 97% of the portfolio rated investment grade.

   BOND PORTFOLIO QUALITY (EXCLUDES $578 MILLION SHORT-TERM INVESTMENTS, $544 MILLION IN 2000)

   DECEMBER 31 (IN $ MILLIONS)                      2001                   2000
                                            -------------------    -------------------
   Estimated Rating
       AAA                                  $  9,131         58%   $  7,565         53%
       AA                                      1,415          9       1,452         10
       A                                       2,203         14       2,292         17
       BBB                                     2,580         16       2,739         19
       BB or lower                               406          3         189          1
                                            --------   --------    --------   --------
   Total                                    $ 15,735        100%   $ 14,237        100%
                                            ========   ========    ========   ========

   Structured securities remain at 46% of the bond portfolio, and corporate bonds at 54% of the bond portfolio. The structured securities category includes both asset-backed and mortgage-backed securities. The Company's strategy, related to these assets, is to focus on those with low volatility and minimal credit risk.

   The aggregate amount of non-performing loans at December 31, 2001 was $138 million or 0.8% of portfolio investments, up from $34 million or 0.2% at the end of 2000. Total allowances for credit losses were $100 million at year-end 2001, compared to $104 million at the end of 2000.

   The U. S. equity portfolio consists primarily of the Denver home office, minimal other real estate, seed money in some of the Company's segregated funds and a small amount of common stock and private equities. The Company anticipates a limited participation in real estate and the equity markets during 2002.

   LIQUIDITY

   The liquidity needs of the United States operations of the Company are closely managed through cash flow matching of assets and liabilities and forecasting earned and required yields, to ensure consistency between policyholder requirements and the yield of assets. Approximately 89% of policy liabilities are non-cashable prior to maturity, subject to market value adjustments or withdrawal penalties.

   CASHABLE LIABILITY CHARACTERISTICS

   DECEMBER 31 (IN $ MILLIONS)                2001       2000
                                            --------   --------
   Surrenderable insurance and
    annuity liabilities
       At market value                      $  6,812   $  6,056
       At book value                           6,859      6,683
                                            --------   --------
       Total                                $ 13,671   $ 12,739
                                            ========   ========

46  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   LIQUID ASSETS

   DECEMBER 31 (IN $ MILLIONS)                        2001                      2000
                                            ------------------------   ------------------------
                                            BALANCE SHEET    MARKET    Balance Sheet    Market
                                                VALUE        VALUE         Value        Value
                                            -------------   --------   -------------   --------
   Cash & certificates of deposit           $         448   $    448   $         344   $    344
   Highly marketable securities
       Government bonds                             3,566      3,603           2,430      2,279
       Corporate bonds                              7,658      7,778           7,260      7,243
       Common/Preferred shares                        119        117             104        144
                                            -------------   --------   -------------   --------
   Total                                    $      11,791   $ 11,946   $      10,138   $ 10,010
                                            =============   ========   =============   ========

   At December 31, 2001, United States Operations had $400 million repurchase agreements with third-party broker-dealers; there were no repurchase agreements at December 31, 2000; and had $154 million of outstanding commercial paper at December 31, 2001, compared with $146 million at December 31, 2000.

   Additional liquidity is available through established lines of credit and through the demonstrated ability of the Company to access the capital markets.

   SEGREGATED FUNDS

   The Company continues to offer a broad selection of mutual and segregated funds. During 2001, such funds administered by the Company grew to $19.8 billion, reflecting the change in U. S. exchange rates, compared with $18.5 billion at year-end 2000.

   OUTLOOK - INVESTMENT

   A synchronized global economic slowdown was the theme of 2001. The U.S. economy is currently in recession, as are economies around the world. Policymakers, both domestically and internationally, cut short-term interest rates throughout 2001 as growth slowed or contracted. A very moderate upturn in U.S. economic growth is expected in the second half of 2002; foreign economies are expected to lag a U.S. economic turnaround by at least one quarter. Ultimately, very aggressive monetary and fiscal policy will provide support for the U.S. economy.

   In the U.S., the Federal Reserve Board cut short-term interest rates eleven times over the course of the year, from 6.50% to the current rate of 1.75%. Interest rates across the curve established lows in early November and have been trading in a range since then. It is likely that yields will decline again as inflation slows further in the first part of the recovery, and then will resume their upward bias.

   The Company's investment portfolio is well positioned for a rising interest rate environment pending economic recovery. The portfolio is well diversified and comprised of high quality, relatively stable assets. The Company has taken advantage of wide spreads across asset classes, opportunistically adding exposure to investment grade bonds appropriate for the expected economic and interest rate environment, as well as liability requirements. It is the Company's philosophy and intent to maintain its proactive portfolio management policies in an ongoing effort to ensure the quality and performance of its investments.

       SEGREGATED FUNDS ASSETS

       DECEMBER 31 (IN $ MILLIONS)        2001        2000        1999        1998        1997
                                        --------    --------    --------    --------    --------
       Variable funds                   $ 16,103    $ 16,394    $ 16,771    $ 14,588    $ 10,545
       Stable asset accounts               3,671       2,083       1,227         847         654
                                        --------    --------    --------    --------    --------
       Total                            $ 19,774    $ 18,477    $ 17,998    $ 15,435    $ 11,199
                                        ========    ========    ========    ========    ========
       Year over year growth                   7%          3%         17%         38%          -

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  47

BUSINESS SEGMENTS - GWL&A

EMPLOYEE BENEFITS

   CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)              2001       2000
                                                      --------   --------
   INCOME:
       Premium income                                 $  1,749   $  1,785
       Net investment income                               136        136
       Fee and other income                              1,254      1,117
                                                      --------   --------
   TOTAL INCOME                                          3,139      3,038
                                                      --------   --------
   BENEFITS AND EXPENSES:
       Paid or credited to policyholders                 1,488      1,446
       Other                                             1,333      1,278
       Special Charges                                     204          -
                                                      --------   --------
   NET OPERATING INCOME BEFORE INCOME TAXES                114        314
                                                      --------   --------
   Income taxes                                             31        106
                                                      --------   --------
   NET INCOME BEFORE MINORITY
    AND OTHER INTERESTS                                     83        208
                                                      --------   --------
   Minority and other interests                              -          -
                                                      --------   --------
   NET INCOME BEFORE GOODWILL AMORTIZATION                  83        208
                                                      --------   --------
   Amortization of goodwill                                  2          3
                                                      --------   --------
   NET INCOME                                         $     81   $    205
                                                      ========   ========

   SUMMARY OF NET INCOME
       Preferred shareholder dividends                $      -   $      -
       Net income - common shareholders                     81        205
                                                      --------   --------
       NET INCOME                                     $     81   $    205
                                                      ========   ========

   Net income for Employee Benefits increased 20% in 2001, before one-time charges of $133 million and operating losses of $32 million, net of tax, related to Alta Health & Life Insurance Company (Alta), as discussed below.

   Medical costs and utilization trends were higher in 2001, which contributed to a decrease in operating performance.

   Overall group life and health membership was down 18%, reflecting discontinuance of Alta new business, strong renewal rate action and the general decline in the economy.

   401(k) premiums and deposits decreased 3% from $2.9 billion in 2000 to $2.8 billion in 2001, as a result of lower new case sales and higher termination rates in 2001.

   EMPLOYEE BENEFITS - DIVISIONAL SUMMARY

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)       PREMIUMS AND DEPOSITS                      SALES
                                             ------------------------------    ------------------------------
                                               2001       2000     % Change      2001       2000     % Change
                                             --------   --------   --------    --------   --------   --------
   BUSINESS/PRODUCT
       Group life and health - guaranteed    $  1,709   $  1,744         -2%   $      -   $      6          -
                             - ASO              8,861      7,695         15%      1,014      1,446        -30%
       Group life and health fee income         1,105        963         15%          -          -          -
       401(k)                                   2,838      2,938         -3%      1,169      1,553        -25%
       401(k) fee income                          149        154         -3%          -          -          -
                                             --------   --------   --------    --------   --------   --------
       TOTAL                                 $ 14,662   $ 13,494          9%   $  2,183   $  3,005        -27%
                                             ========   ========   ========    ========   ========   ========

48  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   GROUP LIFE AND HEALTH

   The 2001 premiums and deposits for group life and health were $10.6 billion, an increase of 12% from 2000, due to an increase in ASO equivalents, reflecting higher medical claims.

   The Company acquired Alta on July 8, 1998. During 2000 and 2001, the Alta business continued to be run as a free-standing unit, but was converted to the Company's systems and accounting processes. This conversion program resulted in significant issues related to pricing, underwriting, and administration of the business. As a result, the Company incurred a one-time charge, in 2001, of $133 million, net of tax. Alta discontinued writing new business and all Alta customers will eventually be moved to GWL&A contracts. All Alta sales and administration staff became employees of the Company and the underwriting functions will be conducted by the underwriting staff of the Company. Alta's operating performance has improved in the fourth quarter of 2001, as the result of pricing changes initiated during 2001.

   Fee income increased 15% from $963 million in 2000 to $1.1 billion in 2001. This increase is due to a combination of an amendment to a specific reinsurance contract, which is offset with higher operating expenses, significant price increases in the overall group health block of business, and fee increases from service providers.

   Benefits and expenses increased 3% from $2.6 billion in 2000 to $2.7 billion in 2001, due to higher medical costs and increased utilization.

   Effective March 2000, GWL&A assumed a block of group life and health business from Allmerica and converted each case at renewal to GWL&A administration. In addition, the Company acquired the Allmerica life and health sales organization, which expanded its sales distribution capacity and increased market penetration in cities where the Company did not have a sales office.

   Effective January 1, 2000, the Company acquired the group life and health business of General American. GWL&A coinsured all the risks associated with the General American block of business in 2000. Effective January 2001, GWL&A assumed the General American business through an assumption reinsurance transaction. The acquisition added 904,000 and 992,000 medical members and $3.6 billion and $3.0 billion of equivalent premium income for 2001 and 2000, respectively.

   The total life and health block of business is comprised of 2.6 million members at December 31, 2001, down from 3.1 million members a year ago.

   401(k)

   The 401(k) new case sales decreased from 973 in 2000 to 598 in 2001 which, in conjunction with higher terminations, led to a net case decline for 2001. However, the business was able to maintain a consistent level of lives. The total 401(k) block of business under administration is comprised of 6,888 employer groups and more than 545,000 individual participants, compared to 6,975 employer groups and more than 550,000 individual participants in 2000.

   During 2001, the in-force block of 401(k) business had higher terminations, which resulted in persistency of 90%, compared to 92% in 2000. Total assets under administration decreased from $12.2 billion to $11.9 billion. The decrease in assets is primarily attributed to weakening equity markets in the U.S. Net cash flow decreased to over $725 million from just over $750 million in 2000.

   Participants can elect to contribute funds to either GWL&A's internally managed funds or externally managed funds from recognized mutual fund companies such as AIM, Fidelity, Putnam, American Century, Janus, INVESCO, and Dreyfus. The Company continues to review investment opportunities for participants. The 401(k) products currently offered permit the customer to elect between a product with and without variable asset charges and allow participants to access a self-directed brokerage account.

   RISK ANALYSIS AND MANAGEMENT

   There are risk factors associated with both the group life and health and 401(k) lines of business.

   Health care risks include medical cost inflation, which may exceed annual pricing adjustments to policyholders. In addition, changes in utilization may impact health care costs. These utilization trends can be attributable to adjustments in the health care delivery system, such as the development of new practice standards or breakthrough treatments.

   The Company manages some of these risks through product design. Currently, there is an industry movement to control utilization by offering plans that pass on more of the health care costs to members. The Company strives to ensure profitability through premium repricing and underwriting management, product design and contract administration. An example of this concept is the extensive use of self-funded health care plans. The Company manages utilization through ONE Corp., which is also responsible for negotiating provider contracts. The Company is investing in enhanced managed care programs and service, and continues to emphasize quality assurance programs.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  49

   The Company managed the impact of the variability of 401(k) fee revenue caused by market fluctuations through increasing the proportion of its business using products without a variable asset charge. In addition, the Company protects itself from risks associated with early surrenders through contract fees and termination charges.

   OUTLOOK - EMPLOYEE BENEFITS

   In order to remain competitive, a focused effort on provider contracting is essential to ensure strong morbidity results. Sales efforts will be streamlined and concentrated on self-funded products. Continued emphasis will be placed on expense economies and synergies to ensure competitive administrative costs. Efficiency will be improved through implementation of system initiatives and through process redesign. The successful reorganization of business units will remain an important operational issue from both a cost and quality perspective.

   The Company will continue to enhance its One Health Plan managed care subsidiaries with continued emphasis on medical claims management. In 2001, the Company began converting to a three-tier prescription drug program that will continue into 2002 and will help reduce drug costs. The Company's Internet-based disease management program for members with diabetes, asthma, coronary heart disease and other chronic illnesses will be expanded in 2002 to include new conditions.

   Delivering cost-effective, value-added services via the Internet will continue to be a main focus for the Company. The Company has implemented online enrollment capabilities for 401(k) participants, as well as an online Investment Advisor to provide 401(k) participants with personal investment advice via the Internet. Online enrollment for life and health members was implemented in 2001. As a further enhancement to the Company's Internet services, online billing is scheduled for implementation in 2002 and will provide its customers with improved service, as well as generate cost savings to the Company.

FINANCIAL SERVICES

   CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)                    2001                                       2000
                                             --------------------------------------   --------------------------------------
                                                           PARTICIPATING                            Participating
                                             SHAREHOLDER   POLICYHOLDER     TOTAL     Shareholder   Policyholder     Total
                                             -----------   -------------   --------   -----------   -------------   --------
   INCOME:
       Premium income                        $       852   $         425   $  1,277   $     1,159   $         406   $  1,565
       Net investment income                         801             534      1,335           798             488      1,286
       Fee and other income                          213               -        213           178               -        178
                                             -----------   -------------   --------   -----------   -------------   --------
   TOTAL INCOME                                    1,866             959      2,825         2,135             894      3,029
                                             -----------   -------------   --------   -----------   -------------   --------
   BENEFITS AND EXPENSES:
       Paid or credited to policyholders           1,310             926      2,236         1,650             853      2,503
       Other                                         257              22        279           228              28        256
                                             -----------   -------------   --------   -----------   -------------   --------
   NET OPERATING INCOME BEFORE INCOME
    TAXES                                            299              11        310           257              13        270
                                             -----------   -------------   --------   -----------   -------------   --------
   Income taxes                                       88               9         97            82               9         91
                                             -----------   -------------   --------   -----------   -------------   --------
   NET INCOME BEFORE MINORITY AND OTHER
    INTERESTS                                        211               2        213           175               4        179
                                             -----------   -------------   --------   -----------   -------------   --------
   Minority and other interests                        -               2          2             -               4          4
                                             -----------   -------------   --------   -----------   -------------   --------
   NET INCOME BEFORE GOODWILL AMORTIZATION           211               -        211           175               -        175
                                             -----------   -------------   --------   -----------   -------------   --------
    Amortization of goodwill                           1               -          1             1               -          1
                                             -----------   -------------   --------   -----------   -------------   --------
   NET INCOME                                $       210   $           -   $    210   $       174   $           -   $    174
                                             ===========   =============   ========   ===========   =============   ========

   SUMMARY OF NET INCOME
       Preferred shareholder dividends       $         -   $           -   $      -   $         -   $           -   $      -
       Net income - common shareholders              210               -        210           174               -        174
                                             -----------   -------------   --------   -----------   -------------   --------
       NET INCOME                            $       210   $           -   $    210   $       174   $           -   $    174
                                             ===========   =============   ========   ===========   =============   ========

50  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

   Total net income for Financial Services increased 21% in 2001, reflecting higher earnings from an increase in investment margins, additional fee income from new third-party administration cases, and improved mortality.

   Sales and premium income results are discussed below by major business unit. Overall, 2001 sales (including separate account sales) were essentially flat with 2000 levels, as fixed Bank-Owned Life Insurance (BOLI) premiums in 2001 were lower than 2000 by $260 million. This was mostly offset by 2001 variable BOLI single premiums being $243 million higher than 2000 variable sales.

   A regulated percentage of returns in the participating account is credited to the shareholders'account. In 2001 the amount credited was $10.4 million, which was down slightly from the 2000 amount of $11.3 million.

   FINANCIAL SERVICES - DIVISIONAL SUMMARY

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)       PREMIUMS AND DEPOSITS                     SALES
                                             ------------------------------    ------------------------------
                                               2001       2000     % Change      2001       2000     % Change
                                             --------   --------   --------    --------   --------   --------
   BUSINESS/PRODUCT
       Savings                               $  1,925   $  1,916          -%   $  1,025   $  1,035         -1%
       Savings fee income                         185        165         12%          -          -          -
       Insurance                                1,573      1,363         15%        867        875         -1%
       Insurance fee income                        28         13        115%          -          -          -
                                             --------   --------   --------    --------   --------   --------
       TOTAL                                 $  3,711   $  3,457          7%   $  1,892   $  1,910         -1%
                                             ========   ========   ========    ========   ========   ========

   SAVINGS

   Premiums and deposits totaled $1.9 billion in 2001, unchanged from 2000. Premiums from separate account products were $1.2 billion in 2001, unchanged from a year ago; while fixed premiums totaled $703 million in 2001 and $744 million in 2000.

   Savings fee income increased $20 million or 12% in 2001 to $185 million. The growth in fee income was the result of new sales and the increase in revenue from additional new participants in FASCorp, an administrative services company. These increases more than offset the decreased fees on variable funds related to the weakness in the equity markets. The increase in insurance fee income to $28 million from $13 million reflects the growth in variable BOLI business.

   The Financial Services core savings business is the public/non-profit (P/NP) pension market. The assets of the P/NP business, including separate accounts, increased 7.9% during 2001 to $12.7 billion. Fixed assets increased slightly from $5.6 billion in 2000 to $6.0 billion in 2001. The significant variable sales in 2001 helped to offset the impact of the reduction associated with the lower U.S. equity markets resulting in an overall growth of variable assets from $6.1 billion in 2000 to $6.7 billion in 2001.

   Financial Services again experienced an exceptionally high retention rate on P/NP contract renewals. Part of this customer loyalty comes from initiatives to provide high-quality service while controlling expenses.

   The Company continued to limit sales of GICs and to allow this block of business to contract in response to the highly competitive GIC market.

   The Company continues to expand the investment products available through its subsidiary mutual fund company, Maxim Series Fund, Inc., and partnership arrangements with external fund managers. Externally managed funds offered to participants in 2001 included American Century, Ariel, Fidelity, Founders, INVESCO, Janus, Loomis Sayles, Templeton, T. Rowe Price and Vista.

   Customer participation in fixed income segregated funds increased, as many customers prefer the combination of the security of fixed income securities and segregated funds assets. Assets under management for these segregated funds totaled $1.9 billion in 2001, compared to $1.1 billion in 2000.

   FASCorp administered records for approximately 2.2 million participants in 2001, compared to 1.9 million in 2000.

   The Company continues to develop the relationship with Charles Schwab, Inc. In 2001, Charles Schwab sold $369 million of annuities, compared to $414 million in 2000.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  51

   RISK ANALYSIS AND MANAGEMENT

   Fixed margins are protected through the use of specific guaranteed certificates and proper matching of assets and liabilities. Emphasis is placed on retention of major cases and the corresponding maturity of certificates of these cases. Expense management programs are constantly monitored to control unit costs in the third-party administration business segment.

   LIFE INSURANCE

   Individual life insurance revenue premiums and deposits increased slightly from $1.4 billion in 2000 to $1.6 billion in 2001. The insurance lines are experiencing the same trend that the savings business has seen over the last few years, as $999 million of BOLI premiums were recorded as segregated funds deposits, compared to $540 million in 2000.

   In 1996, the U.S. Congress enacted legislation to phase out the tax deductibility of interest on policy loans on Corporate-Owned Life Insurance
   (COLI) products. As a result of these legislative changes, the Company has shifted its emphasis from COLI to new sales in the BOLI market. The Company continues working closely with existing COLI customers to determine the options available to them and is confident that the effect of the legislative changes will not have a material impact on the Company's operations.

   Bank sales of life insurance in 2001 grew to 32,705 policies compared to 13,288 sold in 2000. The Company continues to emphasize this line of business by expanding the number of large financial institutions offering the Company's life insurance products.

   The Company continues to develop the marketing of institutional life policies through other institutional customers, such as Charles Schwab, Inc., and certain Internet-based brokers, such as QuoteSmith.com. In 2001, these channels sold 4,775 life insurance policies, compared to 4,081 insurance policies in 2000.

   RISK ANALYSIS AND MANAGEMENT

   The traditional lines of life insurance are no longer actively marketed. Various programs have been introduced emphasizing the retention of the business. On new sales in the institutional markets, reinsurance has been obtained for at least 50% of the mortality risk.

   In the large case BOLI business, the risk associated with surrenders is protected by the income tax consequences of surrendering the policy and through contract provisions which restrict the availability of funds for withdrawal.

   OUTLOOK - FINANCIAL SERVICES

   Increased emphasis on the need for retirement funds in the maturing government employee market is expected to continue the flow of deposits into the retirement accounts of existing participants. The shortage of employees in the job market has led the government markets to introduce employer-matching plans which should also increase the number of potential government employees who contribute to retirement plans. The current market trend of replacing existing defined benefit plans with defined contribution plans is expected to provide marketing opportunities in the future. The Company has participated in proposals for the few cases that have converted and has had success with its current marketing strategy.

   Continued management emphasis on the reduction of unit costs in FASCorp will allow the Company to remain competitive in the record keeping market. The increase of 300,000 new lives under administration in FASCorp in 2001 is indicative of this trend, which is expected to continue in the future.

   Individual annuities have experienced substantial growth in the variable market with the Schwab non-qualified annuities. Sales are expected to increase, as the Schwab annuity is a very competitively priced product distributed through a well-known and respected broker. In late 2001, Schwab introduced a new variable annuity product for its customers with larger account balances that will have a lower asset charge. This is expected to increase product sales in 2002.

   Individual bank policy sales are expected to grow by 50% over the number of policies sold in 2001. Distribution channels are presently established in four large banks and management plans to expand into additional banks in 2002. BOLI sales are expected to continue to be strong in the segregated funds market.

52  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001

CORPORATE

   The Corporate segment is mainly used to record the business activities of Lifeco, as well as those that are not associated with the major business units of GWL&A. The Corporate segment includes investment income, expenses and charges related to capital and other assets not associated with major business units, forward foreign exchange contracts, U.S. withholding taxes on dividends, and prior years' tax adjustments.

   Net loss for the Corporate segment of United States shareholder operations in 2001 was $24 million, compared to net income of $7 million for 2000, primarily reflecting the net settlement of forward foreign exchange contracts, which are described in note 1(c) to the financial statements.

   CORPORATE - CONSOLIDATED NET INCOME

   YEARS ENDED DECEMBER 31 (IN $ MILLIONS)      2001        2000
                                              --------    --------
   INCOME:
       Premium income                         $      -    $      -
       Net investment income                       (10)         42
       Fee and other income                          -           -
                                              --------    --------
   TOTAL INCOME                                    (10)         42
                                              --------    --------
   BENEFITS AND EXPENSES:
       Paid or credited to policyholders            (2)          2
       Other                                        14          24
                                              --------    --------
   NET OPERATING INCOME BEFORE INCOME TAXES        (22)         16
                                              --------    --------
   Income taxes                                      1           3
                                              --------    --------
   NET INCOME BEFORE MINORITY
    AND OTHER INTERESTS                            (23)         13
                                              --------    --------
   Minority and other interests                      -           6
                                              --------    --------
   NET INCOME BEFORE GOODWILL AMORTIZATION         (23)          7
                                              --------    --------
   Amortization of goodwill                          1           -
                                              --------    --------
   NET INCOME                                 $    (24)   $      7
                                              ========    ========

   SUMMARY OF NET INCOME
       Preferred shareholder dividends        $      1    $      -
       Net income - common shareholders            (25)          7
                                              --------    --------
       NET INCOME                             $    (24)   $      7
                                              ========    ========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2001  53